Exhibit 6.21

“Next-Generation Digital Diagnostics”

MASTER SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is effective as of August 8, 2023 (the “Effective Date”), by and between IdentifySensors Biologics Corp. a Delaware corporation with an address at 20600 Chagrin Blvd. STE 450 Shaker Heights, OH 44122 (“ISB”) and East West Manufacturing, LLC, a Georgia limited liability company, with an address at 4170 Ashford Dunwoody Road Suite 560 Atlanta, GA, USA 30319 (“Supplier”). ISB and Supplier may each be referred to in this agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, ISB is, among other things, in the business of designing, marketing and distributing a custom in vitro diagnostic medical device intended to detect and differentiate infections disease pathogens for point-of-care and over-the-counter use. Supplier is, in the business of providing manufacturing services which includes delivering products and goods built to specification and turn-key finished diagnostic medical devices in a high-volume manufacturing environment,

WHEREAS, subject to the terms and conditions of this Agreement, the Parties desire for Supplier to manufacture for, and sell to, ISB the Product (as defined below), and

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

The following capitalized terms have the following meanings:

1.1 “Affiliate” means, with respect to a Person, any other Person that, as of the Effective Date or at any time thereafter, Controls, is Controlled by, or is under common Control with such first Person. Such other Person is an Affiliate only as long as such Control exists. For the purposes of this definition, “Control” means the possession, directly or indirectly, of: (a) more than 50% of the voting interests of a Person; or (b) the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting interests, by agreement with respect to the voting of voting interests, by other agreement conferring control over management or policy decisions, by virtue of the power to control the composition of the board of directors or managers or otherwise. The terms “Controlling” and “Controlled” have correlative meanings.

1.2 “Authorized Representative” means the representatives of ISB as designated by ISB in writing from time-to-time. As of the Effective Date, the sole Authorized Representative of ISB is: Ghazi Kashmolah, EVP and Chief Quality Officer. As of the Effective Date, there are no Affiliates of ISB. ISB will inform Supplier if new Authorized Representatives or Affiliates are added during the Term of this Agreement.

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1.3 “Authorized Subcontractors” has the meaning set forth in Section 4.6(a).

1.4 “Confidential Information” and related definitions have the respective meanings set forth in Section 13.

1.5 “Customer” means any customer or prospective customer or other recipient of any product or service of ISB or any of its Affiliates.

1.6 “Delivery Date” means, with respect to a Product, the delivery date for such Product set forth on a Purchase Order issued under this Agreement which are consistent with the terms of this Agreement.

1.7 “End of Life Notice” and “End of Life Order” have the respective meanings set forth in Section 3.8.

1.8 “Epidemic Quality Failure Event” means failure of more than 10% of the Products that occur within any 3-month period from the date of shipment which is a result of a breach of Supplier’s obligations pursuant to the Agreement.

1.9 “Excess Product Volume” has the meaning set forth in Section 3.5.

1.10 “Force Majeure Event” has the meaning set forth in Section 18.

1.11 “Forecast” has the meaning set forth on Section 3.1(b).

1.12 “ISB Intellectual Property Developments” means any Intellectual Property that (a) arises under, or is invented, created, conceived, reduced to practice or otherwise developed by ISB and (b) that is invented, created, conceived, reduced to practice or otherwise developed by Supplier or any Authorized Subcontractor specifically for the purposes of the Product or at the direction of ISB, in each case, in connection with this Agreement.

1.13 “ISB Materials” means all materials owned or licensed by ISB or its Affiliates related to ISB’s products or technologies (including the Products) provided by or on behalf of ISB to Supplier.

1.14 “Inspection Period” has the meaning set forth in Section 5.4.

1.15 “Intellectual Property” means, collectively, all of the following in any country or other jurisdiction: (a) all issued patents and pending patent applications (including without limitation utility models, design patents, certificates of invention and applications for certificates of invention and priority rights), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof; (b) all trade secret rights and other know-how rights (whether at law, in equity or otherwise); (c) all copyrights (whether registered or not), applications therefor, moral rights and other rights associated with original works of authorship (whether by law, in equity or otherwise); (d) all other intellectual property or proprietary rights of any type or nature whatsoever; and (e) all rights of any type or nature whatsoever (whether at law, in equity or otherwise) to use or otherwise exploit any of the foregoing.

1.16 “Manufacturing Information” means all information and instructions pertaining to the development, manufacture, testing, operation, packaging, shipping and supply of Products, including manufacturing instructions, formulations, recipes, processes, methods, conditions, techniques, SOPs, drawings, CAD files, lists of materials, parts lists, BOMs, vendor lists, specifications, designs, data, work instructions, and all modifications or updates to any of the foregoing.

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1.17 “Material Lead-Time” means, with respect to any raw material used in the manufacture of a Product, the minimum period of time between placement of an order by or on behalf of Supplier for such material and receipt of such material by or on behalf of Supplier.

1.18 “Manufacturing Lead-Time” means, the minimum period of time between receipt of all necessary materials to the time that supplier complete finished products and ready to deliver to ISB or ISB’s designated customer(s)

1.19 “Person” means any person or entity, whether an individual, corporation, partnership, limited partnership, limited liability company, trust, foundation, unincorporated organization, business association, firm, joint venture, or other legal entity recognized in any jurisdiction in the world.

1.20 “Procurement Representative” means an employee within ISB’s or any of its Affiliate’s Supply Chain Department that is expressly authorized to purchase on behalf of ISB or its Affiliates.

1.21 “Product” means each product described in an applicable Purchase Order hereunder and any new versions, derivatives or iterations of such Product.

1.22 “Purchase Order” means a written purchase order issued by ISB or its Affiliate for Products as set forth in Section 3 below.

1.23 “Purchase Price” has the meaning set forth in Section 9.1.

1.24 “Quality Agreement” means the quality agreement set forth in Exhibit C.

1.25 “Blanket Purchase Order” has the meaning set forth in Section 3.1.

1.26 “Shortage of Supply” has the meaning set forth in Section 5.5.

1.27 “Specifications” means, with respect to a Product, manufacturing specifications (including materials, recipes and formulations), physical properties, performance requirements, testing and other specifications for such Product set forth in an applicable Purchase Order; provided, the Specifications as of the Effective Date are attached hereto as Exhibit B.

1.28 “Supplier Facility” means each supplier facility expressly approved in advance in writing by ISB which includes Supplier’s Wisconsin and Costa Rica facilities.

1.29 “Subcontractor” or “Sub-tier supplier” (as used in the Quality Agreement) means an Affiliate of Supplier, or other Third Party, to whom Supplier wishes to delegate any of Supplier’s manufacturing or supply obligations under this Agreement.

1.30 “Term”, “Initial Term” and “Renewal Term” have the respective meanings set forth in Section 10.1.

1.31 “Third Party” means any Person other than the Parties and their respective Affiliates.

1.32 “Manufacturing Scrap Rate” refers to the percentage of waste or unusable materials generated during the manufacturing process. It is a key performance indicator that measures the production quality and output of a manufacturing operation.

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2. SCOPE OF AGREEMENT

2.1 Purpose. Subject to the terms and conditions of this Agreement, Supplier will manufacture and deliver Products to ISB and its Affiliates.

2.2 Terms of Agreement. The Parties agree that the express terms and conditions of this Agreement (including any Exhibits and Schedules hereto), the applicable Purchase Order issued in accordance with this Agreement and the applicable Blanket Purchase Order exclusively govern and control each Party’s rights and obligations regarding the manufacture, supply, purchase and delivery of the Products. Any terms or conditions of any quotations, invoices or other documents or communications (including package inserts or labels), whether included with a Product, on a website or otherwise, that are additional or contrary to or otherwise different from the terms and conditions of this Agreement, such Purchase Order or Blanket Purchase Order, and any other attempts by Supplier to modify, supersede, supplement or otherwise alter this Agreement, are hereby expressly rejected, are null and void and have no force and effect. In the event of conflict, this Agreement supersedes all terms and conditions included in any Purchase Order.

3. PURCHASE OF MATERIALS; ORDER PROCEDURE

3.1 Blanket Purchase Order; Forecasts.

(a) Certain Products may be identified on and ordered and purchased according to the mutually agreed terms and conditions set forth in a Blanket Purchase Order (“Blanket Purchase Order”). The Blanket Purchase Order will address rolling weekly forecast requirements, associated sourcing of raw materials or other materials or components and associated supply and purchase obligations.

(b) For Products that are not subject to a Blanket Purchase Order, ISB will provide to Supplier a non-binding forecast on a calendar monthly basis representing ISB’s estimated requirements for each Product for the following 3 (three) calendar quarters (each, a “Forecast”). Supplier may accept the maximum capacity set forth in the Forecast (the “Accepted Forecast”) or reject the Forecast in whole or in part (“Rejected Forecast”) within 10 business days of receipt of the Forecast; provided, Supplier identifies the basis for the justification. Supplier and ISB will work together in good faith with respect to any options for production with respect to any Rejected Forecast. Supplier will use each Accepted Forecast for the purpose of planning material and capacity requirements and ordering raw materials or other materials or components for Products. A Forecast does not constitute a binding commitment by ISB to purchase any forecasted volume or any other particular volume of a Product.

3.2 Procurement; Material Liability Exposure.

(a)Supplier shall procure materials and components (“Materials”) for the manufacture and delivery of the Products subject to the terms of and in accordance with this Agreement. ISB will be liable to Supplier for Supplier’s actual costs for any Materials purchased by or on behalf of Supplier based on (a) an accepted Purchase Order or (b) a Forecast; provided, ISB has executed an accompanying written authorization to procure materials in connection with such Forecast (“LOA”). Supplier shall not procure Materials without a corresponding Purchase Order or LOA.

(b) Supplier shall inform ISB of the number of days that Supplier’s vendors (“Sub-Suppliers”) report are required to procure Materials, including transit time (collectively, “Material Lead Time”). Material Lead Time is based upon dates communicated by Sub-Suppliers and may subsequently change beyond Supplier’s control. Supplier shall inform ISB of the number of days required for kitting, manufacturing, assembly, inspection, packaging, transit, and similar fulfillment-related activities (collectively, “Transformation Lead Time”). The sum of Material Lead Time and Transformation Lead Time shall constitute “Product Lead Time”.

(c) Supplier shall schedule delivery of Materials to occur on or about the reported delivery date of the Material having the longest Material Lead Time (such Material, “Longest-Lead Material”). If the Longest-Lead Material’s reported delivery date is subsequently delayed, Supplier shall attempt to delay delivery of other Materials as needed to minimize inventory aging. ISB may request in writing that Supplier attempt to expedite delivery of Materials ahead of the Longest-Lead Material (which may be provided by email), and in requesting such expedited delivery ISB acknowledges the resulting increased risk of Excess Inventory requiring disposition at ISB’s expense.

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(d) Minimum order quantities, economic order quantities, factory packaging quantities, and similar quantity requirements (“Quantity Requirements”) imposed by Sub-Suppliers may exceed the volume of Materials required for the production of Products pursuant to a Purchase Order or LOA. Supplier shall communicate such Quantity Requirements to ISB and use reasonable efforts to minimize excess Materials resulting from Quantity Requirements, and ISB accepts all costs and expenses for such excess Materials.

(e) Should any Materials pursuant to a Purchase Order or LOA require prepayment by Supplier to a Sub-Supplier of at least ten thousand dollars ($10,000) in the aggregate, Supplier shall notify ISB and ISB shall issue an Inventory Deposit equal to the prepayment amount prior to procuring such Materials.

3.3 Inventory Classification and Inventory Allowance.

(a) Excess Inventory. As used herein, “Excess Inventory” means any Materials procured by Supplier in accordance with this Agreement which (a) have aged in Supplier’s inventory for more than sixty (60) days since receipt, or (b) are due to be delivered to Supplier in accordance with Supplier’s contractual obligations to its Sub-Suppliers and for which Customer has agreed to accept liability prior to Supplier’s agreement to accept such contractual obligations to its Sub-Suppliers. Excess Inventory which has aged in Supplier’s inventory for more than three hundred sixty-five (365) days shall be considered “Long-Term Excess Inventory”.

(b) Obsolete Inventory. As used herein, “Obsolete Inventory” means any Materials procured by Supplier in accordance with this Agreement which are not associated with an active or future Product’s bill of materials as provided by Customer to Supplier.

(c) Current Inventory. As used herein, “Current Inventory” means any Materials procured by Supplier in accordance with this Agreement which are not classified as Excess Inventory (including Long-Term Excess Inventory) or Obsolete Inventory.

(d) Inventory Allowance. Supplier, at no cost to Customer, shall extend an inventory allowance to Customer for the purpose of financing Current Inventory and Excess Inventory (excluding Long-Term Excess Inventory). Such allowance (“Inventory Allowance”) shall be calculated as follows:

Inventory Allowance = {[T6M Revenue + (F3M Backlog x 2)] x Blended CBOM Weight} x (60 / 365)

If Customer does not have six months of revenue history with Supplier to populate the above calculation, the below alternate calculation shall control until Supplier has established six months of revenue history, after which the above calculation shall control.

Inventory Allowance = [(F3M Backlog x 2) x Blended CBOM Weight] x [60 / (365 / 2)]

In the above calculations, “T6M Revenue” means the six-month revenue generated by Customer’s Product purchases from Supplier, “F3M Backlog” means the forward three-month forecasted revenue based on Customer’s backlog of Product purchases from Supplier, and “Blended CBOM Weight” means the aggregate dollar value of Materials as a percentage of Customer’s Product purchase price. Materials are permitted to age for sixty (60) of three hundred sixty-five (365) days in the measurement period before being considered Excess Inventory.

For purposes of example only, if T6M Revenue equals four hundred thousand dollars ($400,000), F3M Backlog equals three hundred thousand dollars ($300,000), and Blended CBOM Weight equals 70%, the resultant Inventory Allowance shall be calculated as {[$400,000 + ($300,000 x 2)] x .70} x (60 / 365) = $115,068. If Customer’s Current Inventory + Excess Inventory – Long-Term Excess Inventory is greater than the Inventory Allowance, such variance shall be considered the “Overage”.

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(e) Inventory Allowance Calculation and Reporting. On a monthly basis, Supplier shall recalculate and report for the current calendar month (a) the Inventory Allowance by refreshing T6M Revenue and F3M Backlog, as applicable, and (b) Customer’s usage of the Inventory Allowance. Such report (“Inventory Allowance Report”) shall include the forecasted Inventory Allowance usage for the following two (2) calendar months. The Blended CBOM Weight shall be recalculated in January of each calendar year, and Supplier shall recalculate Blended CBOM Weight upon Customer’s reasonable request. Supplier reserves the right to recalculate the Inventory Allowance and any of its components at its reasonable discretion.

(f) Inventory Allowance Overages. Should the Overage exceed five thousand dollars ($5,000) for the current month, Customer shall within ten (10) days issue a Purchase Order containing an “Inventory Deposit” to Supplier for the Overage amount. Supplier shall invoice Customer for such Inventory Deposit which shall be paid by Customer upon invoice receipt.

(g) Inventory Deposit Credits. If the Inventory Allowance calculation for a particular month reveals that some portion of Inventory Deposits previously issued by Customer to Supplier are no longer required to ensure compliance with this Agreement, and if the excess Inventory Deposit amount exceeds five thousand dollars ($5,000) for the current month, Supplier shall within ten (10) days issue a credit memo to Customer’s account equal to the excess Inventory Deposit amount.

(h) Inventory Allowance Noncompliance. Should Customer not comply with Section 3.6, Supplier shall levy an interest charge on the Inventory Allowance Overage amount with such interest charge being equal to the Secured Overnight Financing Rate (as of the date that such interest charge is levied), invoiced monthly, with such invoices due for payment by Customer as per standard Payment Term defined in the MSA, Should the Inventory Allowance remain overextended for at least 180 (60) days, Supplier shall invoice Customer at the current Product purchase price + 5% until the Inventory Allowance is no longer overextended.

(i) Disposition. Following notification from Supplier of Long-Term Excess Inventory or Obsolete Inventory, Customer shall issue Purchase Orders to Supplier for such inventory at Supplier’s actual Material cost + 3% procurement overhead and direct Supplier to (a) ship such Materials to Customer EXW (Incoterms 2020) Supplier’s facility with shipping costs billable to Customer, or (b) scrap such Materials with scrapping costs billable to Customer (collectively, the “Disposition Options”). Purchase Orders for Long-Term Excess Inventory shall be issued by Customer to Supplier within ten (10) days of notification, and Purchase Orders for Obsolete Inventory shall be issued by Customer to Supplier within ninety (90) days of obsolescence, with such date of obsolescence determined by Supplier in its reasonable, good-faith discretion in accordance with Section 3.2. Should Customer not dispose of Long-Term Excess Inventory or Obsolete Inventory as described herein, the value of such inventory shall be considered an Overage, and such Overage amount shall be subject to the terms described in Section 3.8. All invoices for Long-Term Excess Inventory or Obsolete Inventory and related fees shall be paid by Customer within ten (10) days.

(j) Inventory Mitigation Efforts. At Customer’s request, Supplier shall make reasonable efforts to minimize Customer’s liability for Excess Inventory by attempting to cancel, return, restock, or divert Materials to other recipients if the value of such Materials is greater than or equal to one thousand dollars ($1,000.00) in the aggregate (such efforts, “Inventory Mitigation Efforts”). Customer acknowledges that such actions may incur cancellation, restocking, and/or similar fees beyond Supplier’s control, in which case Supplier shall communicate in writing such fees to Customer, and Customer’s written consent to proceed with disposition (which may be provided by email) shall constitute Customer’s agreement to be liable for any and all such fees.

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3.4 Order Placement.

(a) By ISB. ISB and its Affiliates will make all purchases of Products by submitting firm Purchase Orders to Supplier through an Authorized Representative of ISB or an Affiliate. Only Authorized Representatives of ISB or an Affiliate are permitted to submit Purchase Orders. Each Purchase Order shall include (without limitation) the following information:

(i) Part Number for each Product Ordered;

(ii) Product Specifications for each Product ordered (or a reference to such Specifications in a prior Purchase Order);

(iii) Specific test(s) or testing methodology(ies) for the Product;

(iv) Packaging and labeling information;

(v) Quantity of each Product ordered;

(vi) Shipping Terms;

(vii) Shipping Method;

(viii) Delivery / Due Date;

(ix) Unit Price; and

(x) Total Price,

together with such other information and may be required for Supplier to deliver under the Purchase Order. ISB will provide Supplier with the names and shipping addresses of each recipient of Products pursuant to each Purchase Order; provided, that such shipping instructions are in accordance with Supplier’s minimum release quantity requirements (which Supplier shall provide to ISB in writing). In the event that the delivery date and the due date are not the same, then: (1) if Supplier holds Products made available for shipment more than 30 days, then ISB shall pay to Supplier an administrative fee of one percent (1%) of the Unit Price per month (prorated) and (2) Supplier shall not be obligated to hold any Products made available for shipping longer than ninety (90) days.

(b) Acceptance. Supplier shall accept or reject all Purchase Orders within 2 business days of receipt. Notwithstanding the foregoing, Supplier shall accept all Purchase Orders which do not exceed the volume set forth in any Accepted Forecast (provided that such Purchase Order includes all other terms consistent with this Agreement). Notwithstanding the foregoing, if any Purchase Order for a Product exceeds 100% of the most recent Accepted Forecast for such Product provided by ISB to Supplier (such excess, the “Excess Product Volume”), (i) Supplier will use commercially reasonably efforts to deliver such Excess Product Volume by the Delivery Date for such Product specified in such Purchase Order subject to the applicable Material Lead-Times.

3.5 Demand Changes. Supplier will take commercially reasonable steps to accommodate any increase or decrease in ISB’s demand for Product. Without limiting the generality of the foregoing, at a minimum, Supplier will establish and maintain a supply chain that can accommodate at least a 100% of the quantity of Products included in any Accepted Forecast.

3.6 Change Order.

(a) No later than ten (10) days prior to the Delivery Date specified in a particular Purchase Order, ISB may request Supplier to expedite, reschedule within the calendar month, or cancel (in whole or in part) any Purchase Order by providing Supplier written notice of such change request. Within two (2) business days (or such sooner time as reasonably practicable) after the request of change provided by ISB to Supplier, Supplier will provide ISB with confirmation or rejection of whether it can fulfill the requested change and, if applicable, a written quotation detailing the new purchase price (if different from the then current Purchase Price for such Product) for such Product incorporating such change and any other impacts on the delivery of the Product.. Upon the mutual written agreement by ISB and Supplier of such new purchase price (if any) for such Product and a plan for implementing such change, Supplier will implement such change in accordance with such agreement. In the event of a cancellation (in whole or in part) of such Purchase Order, Supplier will cease the manufacture and packaging of, and all other work with respect to, the Product to which such cancellation pertains as soon as reasonably practicable.

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(b) ISB’s liability for any cancelled Purchase Order will be determined as follows:

(i) With respect to any Materials that were purchased by Supplier to manufacture the Products that are the subject of such cancelled Purchase Order, Supplier shall use commercially reasonable efforts to: (A) use or repurpose such Materials for other products or customers or (B) return such Materials to the applicable vendor or restock, or divert Materials to other recipients. If Supplier is able to mitigate liability under a cancelled Purchase Order pursuant to this Section 3.7(b)(i), ISB’s maximum liability with respect to such cancelled Purchase Order will be limited to any reasonable cancellation/restock fees that ISB has authorized in writing Supplier to incur in connection with such mitigation. If Supplier is unable to mitigate liability (whether in whole or in part) under a cancelled Purchase Order, ISB shall reimburse Supplier for the costs of the Materials plus a 5% administrative fee.

(ii) With respect to any finished or partially finished Product that is the subject of such cancelled Purchase Order, . ISB will be liable for such finished or partially finished Product, provided that in no event will such liability of ISB exceed the Purchase Price for such Product.

(iii) Upon ISB’s request, Supplier will provide ISB with documentation detailing and certifying any liability of ISB remaining after Supplier’s good faith mitigation efforts as set forth in this Section 3.7(b).

3.7 End of Life Products and Components. If ISB determines that a Product is end of its life, no longer needs to be made, ISB will provide 6 months (180 days) prior written notice of such determination (“End of Life Notice”) to the Supplier, and ISB may place end-of-life Purchase Orders for such Product (each, an “End of Life Order”) subject to Section 3.1(b). If Supplier determines a Product or component of a Product is no longer available to ISB, Supplier will use commercially reasonably efforts to provide as much notice as reasonably possible, with a goal of providing six (6) months notice to ISB of such unavailability. The Parties will work together in good faith to mitigate the impact of such unavailability.

4. MANUFACTURE

4.1 In General. Supplier will manufacture each Product (a) only at a Supplier Facility, (b) in conformance with the Specifications for such Product, (c) in accordance with all applicable laws, rules, and regulations applicable to the manufacturing of the Product, and (d) otherwise in accordance with this Agreement, including without limitation, the Quality Agreement.

4.2 Product Specification Changes.

(a) Changes by Supplier. Supplier may from time to time recommend to ISB ways to improve performance or other aspects of a Product or decrease production or related costs of a Product. Supplier may request such changes in accordance with the Quality Agreement. In no event will Supplier make any changes to a Product or any manufacturing process or techniques with respect to a Product without first obtaining prior written approval from ISB in accordance with the Quality Agreement.

(b) Changes by ISB. ISB has the right to request any change, as defined in the Quality Agreement, to Products and incorporate such change therein in accordance with the Quality Agreement. Within 10 business days after the date of notice provided by ISB to Supplier with respect to such change, Supplier will provide ISB with a written quotation detailing the new purchase price (if different from the then current Purchase Price for such Product) for such Product incorporating such change. Upon the mutual written agreement by ISB and Supplier of such new purchase price (if any) for such Product and a plan for implementing such change, Supplier will implement such change in accordance with such agreement. If the parties do not execute a mutual written agreement, then the change will not be implemented.

(c) Revising Exhibits. To the extent that implementation of a Product change pursuant to the Quality Agreement requires any revision to any document, Specification or any other information included or referenced in this Agreement, the Parties will amend this Agreement as necessary in accordance with Section 19.4.

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4.3 Manufacture Failure Recovery Plan. In recognition of the possibility that Supplier could lose the capability to manufacture Products for or supply Products to ISB due to a Force Majeure Event, Supplier will, within 60 days after the Effective Date, develop and submit to ISB a recovery plan designed to allow Supplier, within 30 days after the date of such Force Majeure Event, to resume the manufacture and supply to ISB of Products in fulfillment of all Purchase Orders. Such plan at a minimum will include alternate sourcing strategies for materials and Products. ISB reserves the right to request changes, modifications or updates to such plan at any time during the Term.

4.4 Manufacture Lead Time and Location.

(a) Manufacturing Lead Time is used to define the minimum period of time between Suppliers’ receipt of all necessary materials to the time that Supplier complete finished products and ready to deliver to ISB or ISB’s designated customer(s). Supplier shall use commercially reasonable efforts to meet or exceed its manufacturing lead time for the number of units included in any Accepted Forecast.

(b) Manufacturing location ties into cost of product and quality, compliance and regulatory requirements therefore any of manufacturing location by Supplier needs to receive ISB’s written approval 90 days prior to change of location.

4.5 Manufacture Scrap Rate: Scrap in manufacturing can result from defects, errors, or inefficiencies during production. It includes both materials that are completely unusable and items that require rework but are rendered unsuitable for their original purpose. By measuring and tracking scrap rates, Parties can evaluate the effectiveness of Supplier manufacturing processes and make informed decisions to improve efficiency and reduce waste. ISB and Supplier agree in principle:

(a) Essentially for scraps caused by Supplier during manufacturing process, Supplier should be 100% responsible for material and labor costs.

(b) Supplier agrees Manufacture Scrap Rate of 15% or less has already been included in the agreement in term of manufacturing lead time and costs of Product.

(c) In regard to scrap increases caused by engineering change orders, if the change order was initiated by the Supplier and approved by ISB, both parties should equally share the costs exceeding 15%; if the change order was initiated by ISB, ISB should be solely responsible for the scraps and obsolesce of materials.

4.6 Subcontractors.

(a) Authorized Use of Subcontractors.

(i) Supplier may not use any Subcontractor or otherwise outsource or delegate any of its obligations or performance under this Agreement without ISB’s prior express written authorization. For the avoidance of doubt, no wholly owned subsidiary of Supplier shall be deemed a Subcontractor.

(ii) If Supplier desires to engage a Subcontractor, Supplier will provide ISB with a written request for authorization to use such Subcontractor, which ISB may grant or deny in its sole discretion. Supplier will promptly provide to ISB any information requested by ISB to assist ISB in its evaluation of any potential Subcontractor, including information regarding whether the Subcontractor qualifies as a small business, small disadvantaged business, or women-owned small business as defined in 48 CFR 52.219-8, and Supplier will ensure that a confidentiality agreement is executed with such potential Subcontractor in a form satisfactory to ISB prior to any discussions regarding, or relating to any of Supplier’s obligations under, this Agreement. The Subcontractors for which ISB provides its prior written authorization pursuant to this Section 4.6(a)(ii) shall be referred to in this Agreement as “Authorized Subcontractors”.

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(iii) Supplier will enter into a legally enforceable written agreement with each Authorized Subcontractor that (A) incorporates and fully complies with all applicable terms and conditions set forth in this Agreement, (B) without limiting the foregoing, imposes confidentiality obligations at least as restrictive as those contained in this Agreement, and (C) expressly designates ISB and its Affiliates as intended third party beneficiaries of such agreement.

(iv) Supplier will notify ISB promptly in writing upon the occurrence of any changed circumstance affecting the ownership, control or management of any Authorized Subcontractor (including any change of control of any Authorized Subcontractor). Supplier agrees that ISB may cause Supplier to terminate any Subcontractor at any time in ISB’s reasonable discretion.

(b) Supplier Obligations. Supplier will be solely responsible for, and will pay when due, all fees, costs or other payments owed to any Subcontractor. Supplier will not increase the Purchase Price due to any fees, costs or other payments owed to any Subcontractors. Supplier will be responsible and liable for all actions or omissions by its Subcontractors under this Agreement.

(c) Subcontractor Acknowledgement and Compliance. Upon ISB’s request with respect to a Subcontractor, Supplier will deliver to ISB a subcontractor acknowledgment in a form approved by ISB in writing and consistent with this Agreement executed by such Subcontractor (“Subcontractor Acknowledgement”). Any breach of any Subcontractor Acknowledgment by such Subcontractor will also be deemed a breach of this Agreement by Supplier, for which Supplier will be jointly and severally liable with such Subcontractor.

4.7 Dedicated Equipment.

(a) Purchase and Ownership. Prior to the Effective Date, ISB has purchased the manufacturing equipment specified in the “Dedicated Equipment List” attached hereto as Exhibit D (“Dedicated Equipment”). The-Dedicated Equipment will be delivered Supplier at the manufacturing address. Unless-otherwise-agreed-by-the-Parties-in-a-separate written agreement, title to all Dedicated Equipment will remain with ISB.

(b) Use and Maintenance. Supplier agrees to use such-equipment: (i) only for the manufacture of Products for ISB; and (i) in a manner consistent with the design and intended function of the equipment. Supplier shall be responsible for the maintenance and repair of the Dedicated Equipment during the Term of this Agreement.

(c) Transfer of Title. In the event that Supplier desires to purchase the Dedicated Equipment from ISB, the Parties shall enter into a separate signed written agreement based on fair market terms and conditions to effectuate such a transfer in title.

5. PACKAGING; DELIVERY; FULFILLMENT OF PURCHASE ORDERS

5.1 Labeling and Packaging. Supplier will label and package Products: (a) in accordance with (i) the instructions set forth in an applicable Purchase Order (which may include such applicable laws, rules, requirements and regulations as identified by ISB); and (ii) the Quality Agreement. Supplier will minimize the use of extraneous packaging materials (in order to minimize environmental impact) in such a way that does not compromise the safety or protection of the Products during storage or shipment. Supplier and ISB will reasonably cooperate with each other in the optimization of labeling and packaging in order to comply with the foregoing requirements in Section 5.1.

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5.2 Marking. Supplier will include the applicable Purchase Order number and Product part number on all invoices, packages, crates, boxes or other shipping containers, bills of lading, express receipts, correspondence and other documents relating to any Purchaser Order. The Supplier will also include all necessary information, as provided in writing by ISB, on all exterior shipping materials, including the applicable destination address, Purchase Order number and Product part number. For multiple containers in a given shipment, Supplier will label each exterior container with a sequential number and the total number of containers in such shipment (for example, 1 of 5, 2 of 5, etc.)

5.3 Delivery.

(a) Delivery; Title and Risk of Loss. Supplier will deliver the Products FCA supplier’s facility designated in the applicable Purchase Order (Incoterms, current edition). Title and risk of loss to Products will transfer to ISB when Products are made available at the Supplier location. With respect to accepted Purchase Orders that require deliveries in scheduled installments or increments, Supplier shall use commercially reasonable efforts to not deviate from such schedule (provided all Delivery Dates are in accordance with the terms of this Agreement). Supplier shall ensure Products will be delivered no earlier than three business days prior to the Delivery Date specified in an accepted Purchaser Order. ISB reserves the right to reject incomplete or early Product shipments and to return all or part of such shipments at Supplier’s risk and expense. Partial deliveries of Products ordered pursuant to a Purchase Order will be deemed late shipments, and such Purchase Order will only be considered completely fulfilled when all Products have been delivered in accordance with such Purchase Order. If Supplier is required to use expedited delivery methods in order to meet the scheduled Delivery Date due to failure of Supplier to: (i) meet manufacturing or shipping deadlines; (ii) comply with ordinary shipping methodologies and requirements; and/or (iii) adhere to other industry standards with regard to the manufacture, delivery and shipment of the Units in a timely manner, then Supplier will be responsible for the payment of any additional shipping charges.

(b) Shipping and Insurance. ISB shall be responsible for all shipping and freight costs, including all associated duties, taxes and fees and shall designate a shipper and insurer. . If ISB fails to specify a shipper or insurer or requests that Supplier make arrangements for shipping and insurance, Supplier will identify potential shippers and provide quotes from such shippers; provided, ISB will have the right to specify the shipper that will be used to ship Products and Supplier shall be entitled to mark up the total amount charged by such Supplier-identified shipper/insurer. If ISB is arranging and making payment directly to a shipper/insurer, Supplier shall make Products available for collection at Supplier’s facility. Supplier may not combine in the same shipping container Products to be sent to different receiving locations or Products with other types of products. As ISB carries its own cargo insurance, Supplier shall not request additional insurance coverage from ISB’s preferred service providers; provided, ISB shall accept all risk of loss associated with transit in accordance with Section 5.3(a).

(c) Customs. For international shipments, Supplier is responsible for export clearance and providing export documentation. Supplier will ensure all customs and export/import compliance documents for Products are detailed and accurate.

5.4 Product Inspection; Acceptance/Rejection of Products. Within a commercially reasonable amount of time (not to exceed 30 days) after ISB’s receipt of a Product (“Inspection Period”), ISB will perform any tests and analyses ISB deems appropriate or necessary to determine if such Product meets the Specifications for such Product and the other requirements set forth in this Agreement. If the Product is damaged, defective or fails to meet any of the Specifications for such Product or any other requirements set forth in this Agreement, ISB may reject such Product shipment (in whole or in part). If ISB intends to reject a Product shipment, ISB will, within 30 days after the Inspection Period, inform Supplier in writing of its rejection of all or any part of such Product shipment and its reasons for such rejection. If ISB rejects a Product and such Product is defective, Supplier will, at Supplier’s discretion, promptly provide replacement Product that meets the Specifications for such Product and the other requirements set forth in this Agreement at Supplier’s sole expense (in which case the inspection, acceptance and rejection procedure set forth in this Section 5.4 will apply to such replacement Product) or credit the aggregate Purchase Price for such rejected Products against the applicable invoice. A Product not timely rejected as provided in this Section 5.4 will be deemed accepted, and ISB’s sole remedy for defective or non-conforming Products after acceptance is set forth in Section 6. Any Products that are rejected by ISB due to failure to meet the Specifications or any other requirements set forth in this Agreement will be disposed of by ISB unless Supplier requests such rejected Products be returned at Supplier’s sole expense.

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5.5 Fulfillment of Purchase Orders.

(a) Shortage of Supply. If Supplier is unable, or anticipates that it will be unable, to supply the quantities of Products included in any Accepted Forecast (a “Shortage of Supply”), Supplier will promptly notify ISB in writing of such Shortage of Supply and provide ISB with its best estimate of the duration of such Shortage of Supply. During such Shortage of Supply, upon ISB’s request, Supplier will reasonably cooperate with ISB to secure adequate supplies of materials and components from alternative sources, including, if applicable.

(b) Failure to Deliver or Meet Requirements; Delay. If Supplier fails to deliver to ISB at least 90% (ninety five percent) of the quantities of Products ordered by ISB for delivery in a particular calendar quarter or 80% (in the aggregate) of the quantities of Products ordered by ISB for delivery in any two consecutive calendar quarters, in each case, in accordance with Purchase Orders pursuant to an Accepted Forecast and that meet the Specifications for such Products and the other requirements set forth in this Agreement, such event will be deemed a “Persistent Supply Failure”. Notwithstanding anything to the contrary in Section 16 or otherwise, a Persistent Supply Failure will be deemed to have occurred even if due to a Force Majeure event. Upon the occurrence of any Persistent Supply Failure, Supplier will: (A) use commercially reasonable efforts to assist ISB in securing supply terms for raw materials and other materials and components included in the Products that are similar to the terms in Supplier’s agreements with its suppliers of such raw materials and other materials and components; and (B) otherwise diligently and reasonably cooperate with ISB without charge as necessary to transition the manufacture of the Products to ISB or an alternative supplier.

(c) Significant Delay. If Supplier fails to meet the delivery requirements for a Product pursuant to the Purchase Order for such Product or as otherwise mutually agreed upon by the Parties, once ten percent (10%) of the deliveries are late, then ISB will be entitled to initiate and place Supplier into a probational status whereby they may terminate the Agreement.

(d) Safety Stock. Within sixty (60) days following the Effective Date, ISB may place a Purchase Order to Supplier to maintain two (2) months safety stock for the Product and, upon completion of the Products, Supplier will invoice ISB for the Products and hold such safety stock pending the written direction of ISB.

6. warranty; recall; EPIDEMIC QUALITY FAILURE.

6.1 Product Warranties. All Products will be manufactured in strict compliance with the Specifications and be free from defects in Supplier’s workmanship under normal use and operation. Such warranties under this Agreement will survive for a period of twenty-four 24 months following delivery of the Product in accordance with this Agreement (the “Warranty Period”), and Supplier’s obligations under such warranties will not be affected by, any delivery, inspection, testing or acceptance of, or any payment for, a Product provided under this Agreement.

6.2 Remedy for Breach of Warranty. ISB will notify Supplier in writing of a Product that does not, during the Warranty Period for such Product, conform with any of the warranties set forth in this Agreement within 15 days after ISB makes such determination and return such product to Supplier. Supplier will, at Supplier’s discretion, repair or replace such nonconforming Product (at Supplier’s sole cost and expense, including costs for the return of nonconforming Products as requested by Supplier) or credit ISB’s account for the Purchase Price for such nonconforming Product within 15 business days after its receipt of such Product. If Supplier elects to repair the nonconforming Product, the Supplier will provide to ISB a detailed account of what actions Supplier undertook to repair the nonconforming Product. A Product repaired or replaced in accordance with this Section 6.2 will be covered by the warranty set forth in this Agreement for the remainder of the Warranty Period. In the event that ISB returns any Product as defective and such product is defective, Supplier will reimburse ISB for the out-of-pocket shipping costs of such return.

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6.3 Recall. If ISB determines in its sole and reasonable discretion, or any governmental authority determines, that any Products sold to ISB are defective due to a breach of this Agreement and a recall campaign is necessary, ISB will have the right to implement such recall campaign in consultation with Supplier. If a recall campaign is deemed necessary then in ISB’s sole discretion, Supplier shall agree to either return defective Products to Supplier or destroy such Products at Supplier’s sole cost and risk (unless such recall is caused by a design defect in ISB’s design, in which case ISB shall bear the cost and risk to the extent such recall is caused by a design defect in ISB’s design). If a recall campaign is implemented, at ISB’s option and Supplier’s sole cost (unless such recall is caused by a design defect in ISB’s design, in which case ISB shall bear the cost and risk to the extent such recall is caused by a design defect in ISB’s design), Supplier will promptly repair or replace any defective Products and provide such repaired or replaced Products to ISB or ISB’s designee. Supplier will be liable for all of ISB’s direct costs associated with any recall campaign and Supplier will pay all reasonable expenses associated with determining whether a recall campaign is necessary (unless such recall is caused by a design defect in ISB’s design, in which case ISB shall bear the cost and risk to the extent such recall is caused by a design defect in ISB’s design).

6.4 Epidemic Quality Failure.

(a) If an Epidemic Quality Failure Event occurs:

(i) ISB may invoke a production line shutdown until root cause is determined.

(ii) Supplier shall promptly notify ISB and shall provide, if known, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and Delivery dates, of the failed Products.

(iii) ISB shall make available to Supplier, samples of the failed Products for testing and analysis. Upon receipt of such failed Product from ISB, Supplier shall promptly provide its preliminary findings regarding the cause of the failure. The Parties shall cooperate and work together to determine the root cause. Thereafter, Supplier shall promptly provide the results of its root cause corrective analysis, its proposed plan for the identification of and the repair and/or replacement of the affected Products, and such other appropriate information. Supplier shall recommend a corrective action program which identifies the affected Products for repair or replacement, and which minimizes disruption to the end customer. ISB and Supplier shall consider, evaluate, and determine the corrective action program.

(b) If an Epidemic Quality Failure persists and it not resolved to the reasonable satisfaction of ISB for a period of six (6) months after such Epidemic Quality Failure is identified by either party, then Supplier shall have the right to make a claim for indemnification pursuant to Section 15. The remedies in Section 6.4(a) for Epidemic Quality Failure shall be in addition to any other remedies ISB may have under this Agreement.

7. COOPERATION

7.1 Manufacturing Information. Supplier will assemble and provide to ISB all Manufacturing Information pertaining to the Products in a format specified by ISB. In addition, at the written request of ISB, Supplier will provide (on a not more frequent than biannual basis): Product version; quantity of material in process; current processing steps; expected completion date of current process; and expected shipping date. . Supplier will use commercially reasonable efforts to promptly respond to additional reasonable information requests from ISB.

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7.2 Business Review Meetings. At mutually agreed upon times and not less frequently than twice per calendar year, the Parties will conduct business review meetings (either in person or via teleconference) to review the status of the Parties’ respective performance under this Agreement, the Parties’ business relationship, business direction or developments and any other concerns and matters of interest related to the Products or this Agreement (including pricing, quality control, development of technology and logistics). Both Parties will: (a) pro-actively participate in such meetings by (i) presenting detailed analyses of the Parties’ respective performance under this Agreement and outlining any issues or concerns with respect thereto, and (ii) proposing solutions for any ongoing issues or disputes in connection with this Agreement; (b) ensure that representatives having the appropriate level of authority and experience attend such business review meetings; and (c) use commercially reasonable efforts to ensure that any appropriate personnel specifically and reasonably requested by the other Party attend such business review meetings, subject to the availability of such personnel.

8. INTELLECTUAL PROPERTY

8.1 Use of ISB Name and Logo. Supplier may not, without ISB’s prior written consent, use any names, logos, trade names, trade dress, trademarks or other source identifiers of ISB or any of its Affiliates. No rights or licenses to any names, logos, trademarks, trade dress, trademarks or other source identifiers of ISB or any of its Affiliates are granted hereunder.

8.2 ISB Materials. ISB may from time to time provide Supplier with ISB Materials to assist Supplier in performing its obligations under this Agreement. All ISB Materials are and will remain the sole property of ISB. Subject to the terms and conditions of this Agreement, ISB hereby grants Supplier and its Affiliates a limited non-exclusive, non-transferable, non-sublicensable right to internally use the ISB Materials solely during the Term solely for internal purposes to enable Supplier to perform its obligations under this Agreement. Supplier may not directly or indirectly (on behalf of itself or any Third Party): (a) disassemble, reverse-engineer, decompile, or reverse-assemble any of the ISB Materials; (b) sell, transfer, sublicense, or otherwise permit any Third Party to access, use or possess any of the ISB Materials, except as otherwise expressly agreed in advance in writing by ISB; or (c) modify, correct, adapt, translate, enhance or otherwise prepare any derivative works of or improvements to any of the ISB Materials.

8.3 Intellectual Property Developments. All ISB Intellectual Property Developments will be solely and exclusively owned by ISB from the time of their invention, creation, conception or development. Supplier, for itself and on behalf of its Affiliates and Authorized Subcontractors, and their respective employees and agents, agrees to assign and hereby irrevocably assigns (and hereby represents and warrants that it has the right to so assign) to ISB all right, title and interest in and to all ISB Intellectual Property Developments. At ISB’s sole cost and expense, Supplier will use commercially reasonable efforts, and will ensure that its Affiliates and Authorized Subcontractors will use commercially reasonable efforts, to assist ISB in securing and recording ISB’s rights in and to all ISB Intellectual Property Developments anywhere in the world, including requiring employees and independent contractors to execute any applications, specifications, oaths, assignments or other instruments that ISB may reasonably request. Supplier acknowledges Supplier’s services and products hereunder are work for hire for which Supplier acknowledges Supplier has been fully renumerated.

8.4 Display of Products; Sales of Products to Third Parties. Supplier may not (a) display, disclose or demonstrate to or for any Third Party a Product that is customized for ISB or (b) sell, transfer, convey, supply, distribute or otherwise provide any Third Party with any products or services, or components thereof, based on or derived from any Confidential Information of ISB or any of its Affiliates or ISB Intellectual Property Developments.

8.5 No Implied Licenses. Only licenses and rights expressly granted herein will be of legal force and effect. No license or other right will be created hereunder by implication, estoppel or otherwise.

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9. FINANCIAL TERMS; PAYMENT

9.1 Pricing. The Purchase Price as of the Effective Date is set forth on Exhibit A. Purchase Prices will be subject to quarterly review by the Parties (and at such other times as may be requested by ISB or Supplier). Changes to Purchase Prices, and in the manner and timing of their implementation, will be agreed upon by the Parties on a fair and reasonable basis. If the Parties cannot come to an agreement on pricing within ninety (90) days of a request for review, then the Party seeking an adjustment to pricing (or either of them if both parties are seeking an adjustment), may give notice of termination of this Agreement to the other Party under Section 10.5. It is agreed that any failure to agree on changes to Purchase Prices, and any consequential termination of this Agreement under Section 10.5 is not a dispute that shall be subject to the dispute resolution provisions in Section 18.1 of this Agreement. For the purposes of this Agreement, “Purchase Price” shall mean the then current purchase price as agreed by the Parties pursuant to this Section. All Purchase Prices are in United States Dollars.

9.2 Invoicing. Unless otherwise specified in a particular Purchase Order, upon the Products being made available for shipment at Supplier’s location (subject to Section 5.3), Supplier will issue a separate invoice under this Agreement to ISB’s or its Affiliate’s (as applicable) Accounts Payable Department on the day such shipment is made pursuant to the applicable Purchase Order and this Agreement. Each invoice must set forth in reasonable detail the amounts payable by ISB with respect to such shipment and the following information: (a) Purchase Order number; (b) Product part number; (c) the quantity of Products shipped; (d) the date shipped; (e) the address of the facility of Supplier at which the Products were made available for shipping; and (f) any other information reasonably requested by ISB to be on the invoice or necessary for identification of the Products in such shipment. ISB will not honor draft invoices or bills.

9.3 Payment Terms. Payments for undisputed amounts due under this Agreement by ISB are due within thirty (30) calendar days after ISB’s receipt of Supplier’s invoice. The Parties acknowledge and agree that any payment by ISB or its Affiliate for a Product will not be deemed to constitute acceptance of such Product or waive ISB’s or its Affiliate’s rights to inspect or reject a Product as set forth in this Agreement.

9.4 Disputed Amounts. In the event of a good faith dispute regarding any payments due or alleged to be due under this Agreement, ISB may withhold the disputed amount pending resolution of the dispute. The Parties agree that ISB’s withholding of the disputed amount will not constitute a breach of this Agreement, nor will it be grounds for Supplier to suspend its performance hereunder.

9.5 Taxes and Duties. The Purchase Price is exclusive of any taxes, including present and future state, county, city and district sales and use, transfer, goods and services, excise, gross receipts, business and occupation, withholding or similar taxes (collectively, “Transaction Taxes”), which are the sole responsibility and liability of ISB. ISB shall deliver to Supplier a tax exemption certificate with respect to applicable sales and use tax.

9.6 Cost Reductions; Annual Price Reductions. ISB and Supplier intend to work together in good faith throughout the term of this Agreement to reduce cost to achieve a mutually agreed upon annual price reduction goal of five percent (5%) (the “Manufacturing Efficiency Cost Reduction”). In addition, ISB and Supplier intend to work together in good faith throughout the Term of this Agreement to reduce cost based on the increased volume that will result in cost reductions per item (the “Volume Cost Reduction”) as per the annual “Volume Table Price Break” as mutually agreed upon by the Parties in writing on an annual basis. Supplier agrees to submit ideas for cost reduction to ISB based on current specifications of the Product, components, and manufacturing process. Furthermore, either Party may from time to time give written notice to the other Party proposing that the specifications for the Product, Product components or manufacturing process be changed, together with the estimated decrease, if any, in the cost as a result of implementing such change. The other Party shall, within thirty (30) days of receipt of such notice, advise the proposing Party in writing as to whether it agrees to proceed with such change in the specifications (such agreement not to be unreasonably withheld, conditioned or delayed). If the Product, Product components, manufacturing process or specifications are changed based on agreement between the Parties according to this Section, the Parties shall share the total Savings (as defined below) as follows, depending upon how the Savings are achieved:

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a. For any Manufacturing Efficiency Cost Reduction that results in Savings, such Savings shall be shared equally by reducing the then-current Purchase Price in effect between Supplier and ISB by an amount equal to fifty percent (50%) of the achieved Savings for the initial 12 months; and beyond this initial 12 month period, ISB shall receive 75% of the realized Savings for the second twelve (12) months, and then 100% of such realized Savings thereafter.

b. For any Savings that are achieved as a result of a capital expenditure (including external standards approval costs and increased temporary headcount to execute on the project and non-production headcount) by either Party (including interest paid thereon) or tooling change, then if the Party that is incurring the capital expenditure agrees to fund the capital expenditure, such Party shall receive 100% of the realized Savings until such Party recovers the full amount of the incremental capital investment, and such Party shall provide monthly reporting evidencing the payments, including any interest paid thereon, for any such capital expenditures.

c. “Savings” for purposes of this Section shall mean any reduction of the then-current Purchase Price that is the result of a cost-savings project initiated by one of the parties and shall not include any reduction in price for Materials that is simply due to market fluctuations. Savings shall be “achieved” and the initial 12 months of Savings shall begin to elapse upon the later of (a) the date that the first units are produced using the updated materials, design, manufacturing process, or other enhancement, and (b) the date that the Party agreeing to fund the capital expenditure has recovered the full amount of the incremental capital investment. Supplier shall update the pricing on the next quarterly CBOM update. Supplier and ISB will meet and agree upon any credit due to ISB for prior quarters when the savings was implemented during the middle of the quarter.

10. TERM AND TERMINATION

10.1 Term. The initial term of this Agreement will commence as of the Effective Date and, unless earlier terminated as provided in this Agreement, will continue for three years (the “Initial Term”). After the expiration of the Initial Term, this Agreement will automatically renew for successive renewal terms of one year (each a “Renewal Term”), unless either Party provides written notice to the other Party of its intention not to renew the Agreement at least six months (180 days) prior to the expiration of the then-current Term. The Initial Term and any Renewal Terms are collectively referred to as the “Term”.

10.2 Termination of Convenience. ISB is able to elect to terminate this Agreement for convenience but subject to providing the Supplier a minimum of 180 days prior written notice.

10.3 Material Breach. In the event either Party commits a material breach of this Agreement (including if any of the representations or warranties of either Party proves to be untrue in any material respect) the other Party may terminate this Agreement upon 30 days prior written notice unless, prior to the expiration of such 30-day period, the breaching Party completely cures such breach. Such written notice will identify and reasonably describe the basis for such termination. Supplier’s inability to manufacture or deliver an entire class or category of any Product in accordance with the terms of this Agreement will be deemed a material breach of Supplier’s obligations for the purposes of this Section 10.3.

10.4 Failure to Pay. Either Party may terminate this Agreement if the other Party (i) is generally unable to pay, or fails to pay its debts for a period of fifteen Business Days after the payments are due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.5 Unresolved Pricing Dispute. Either Party may terminate this Agreement in accordance with Section 9.1 in the event of an unresolved pricing dispute described in Section 9.1 upon thirty (30) days’ advance written notice.

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10.6 Effect of Termination. Upon the expiration or termination of this Agreement, all rights, obligations and duties provided hereunder will terminate unless otherwise expressly provided in this Section 10.4 or in Section 10.5. Upon the expiration or termination of this Agreement, each Party will promptly pay all undisputed amounts owed and accrued hereunder. Supplier will honor all unfulfilled accepted Purchase Orders submitted prior to the expiration or termination of this Agreement unless the basis for the termination is non-payment by ISB.

10.7 Survival. Sections 1, 3.7, 5.3, 6, 8, 9, 10.3, 12, 13, 15, 16, 17, 18 and 19 will survive the expiration or termination of this Agreement.

11. Reserved.

12. CONFIDENTIALITY

12.1 Confidential Information. The Parties acknowledge that, by virtue of the activities to be performed and the relationships created under this Agreement, each Party (the “Receiving Party”) may have access to information that the other Party (the “Disclosing Party”) considers to be confidential (“Confidential Information”). Confidential Information may include designs, formulas, algorithms, trade secrets, know-how, customer lists, cost and pricing information, business and marketing plans, and other technical, business and financial information. Confidential Information that constitutes trade secret information of the Disclosing Party will be identified or marked as “Trade Secret” at the time of disclosure and, with respect to an intangible disclosure, will be summarized and confirmed as “Trade Secret” in writing within 30 days after such disclosure. Without limiting the generality of the foregoing, the Parties agree that all Specifications, ISB Materials and ISB Intellectual Property Developments constitute Confidential Information of ISB. Notwithstanding any provision in this Agreement to the contrary, Confidential Information does not include information that: (a) at the time of disclosure to the Receiving Party is generally publicly known through no breach of this Agreement or any other obligation of confidentiality owed to the Disclosing Party or any of its Affiliates; (b) after disclosure hereunder, becomes generally publicly known by publication or otherwise through no breach of this Agreement or any other obligation of confidentiality owed to the Disclosing Party or any of its Affiliates; (c) was known by or in the possession of the Receiving Party or any Affiliate of the Receiving Party at the time of disclosure under this Agreement by the Disclosing Party through no breach of this Agreement or any other obligation of confidentiality owed to the Disclosing Party or any of its Affiliates; (d) is independently developed by or for the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential information; or (e) the Receiving Party receives from a Third Party that is under no obligation of confidentiality to the Disclosing Party or any of its Affiliates with respect to such information.

12.2 Disclosure and Use of Confidential Information. During the Term and for a period of five (5) years after the expiration or termination of this Agreement (provided however, that all restrictions with respect to information identified or marked as “Trade Secret” will continue so long as such information retains its status as trade secret under applicable law), the Receiving Party will (on its behalf and on behalf of its Affiliates):

(a) Without limiting anything set forth in this Section 13, hold the Disclosing Party’s Confidential Information in confidence using at least the same standard of care that is used by the Receiving Party with respect to its own confidential information (but in no event less than reasonable care);

(b) Not disclose or make available any of the Confidential Information of the Disclosing Party to any Third Party, except as provided in Section 11.3; and

(c) Not use the Disclosing Party’s Confidential Information for any purpose other than to perform its obligations and exercise its rights under this Agreement.

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12.3 Authorized Disclosure. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent that such disclosure is:

(a) Made to Affiliates, employees and approved contractors (but in the case Supplier is the Receiving Party, only Authorized Subcontractors) of the Receiving Party that have a specific need to know in order for the Receiving Party to be able to perform its obligations and exercise its rights under this Agreement, solely to the extent necessary for such purpose and pursuant to written confidentiality and non-use restrictions at least as restrictive as those set forth in this Agreement;

(b) In the case where ISB is the Receiving Party, made to ISB’s Affiliate(s) in order for ISB and such Affiliate(s) to be able to perform their respective obligations and exercise their respective rights under this Agreement.

(c) Made in response to a valid order of a court of competent jurisdiction or other governmental authority; provided, however, that such Receiving Party will, to the extent permitted by applicable law, give written notice to the Disclosing Party within ten days after receipt of such order and, at the Disclosing Party’s expense, give the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental or regulatory body or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that if such disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(d) Otherwise required by applicable law; provided, that the Disclosing Party will give the Receiving Party written notice of such disclosure at least 30 days in advance of such disclosure to the extent possible and practicable and permitted by applicable law and will reasonably consider any comments received from the Receiving Party; or

(e) Made by the Receiving Party with the prior express written consent of the Disclosing Party.

12.4 Terms of this Agreement. The terms of this Agreement constitute Confidential Information of both Parties.

12.5 Return of Confidential Information. After expiration or termination of this, upon the written request of the Disclosing Party, the Receiving Party promptly will (a) return to the Disclosing Party all materials containing or embodying any of the Disclosing Party’s Confidential Information or (b) destroy all materials containing or embodying any of the Disclosing Party’s Confidential Information and certify such destruction in writing to the Disclosing Party. Notwithstanding the foregoing, (i) the Receiving Party will be authorized to retain one copy of the Disclosing Party’s Confidential Information in its Legal Department solely for archival purposes to determine any continuing obligations of the Receiving Party with respect to the Disclosing Party’s Confidential Information and (ii) the Receiving Party will not be required to destroy or delete electronic copies (including emails) that have become embedded in its electronic storage systems through routine backup processes. Any of the Disclosing Party’s Confidential Information retained by the Receiving Party will continue to be subject to all of the confidentiality, non-use and other terms and conditions of this Agreement.

13. GENERAL REPRESENTATIONS AND WARRANTIES; WARRANTY DISCLAIMER

13.1 General Warranties. Each Party represents and warrants that:

(a) Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its domicile, and has all requisite power and authority to carry on its business as such business is now being conducted;

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(b) This Agreement has been duly authorized, executed, and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by applicable law relating to bankruptcy, receivership or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

(c) Such Party has all necessary rights, powers, and authority to enter into this Agreement and to carry out its obligations hereunder; and

(d) Such Party has not entered into any other agreements, nor will it enter into any other agreements, that render or would render it incapable of timely and satisfactorily performing any of its obligations under this Agreement, or place it in a position of conflict of interest, or be inconsistent or in conflict with any of its obligations hereunder.

13.2 Additional Warranties by Supplier. Supplier represents, warrants, and covenants to ISB that: (a) there are no actions, suits, proceedings, or investigations commenced or, to the best of its knowledge and belief, contemplated or threatened against Supplier that could in any way affect Supplier ability to supply the Products, or ISB’s and its Affiliates’, and its and their respective Customers’ right to use the Products; (b) when provided by Supplier, the Products will be provided free and clear of all liens, claims, encumbrances, and other restrictions (except any United States export controls, United States trade embargoes and other similar restrictions on the export or re-export of technical data and products) arising through Supplier other than those contemplated by this Agreement. . Notwithstanding anything to the contrary, Supplier makes no representation, warranty, or covenant with respect to infringement, violation, misappropriation or unauthorized use of Third Party Intellectual Property as a result of, based upon or attributable to (x) the design of the Product, (y) the use of a Product; or (z) compliance with the Specifications or other requirements of ISB (including use of Third Party components or parts specified or required by ISB).

13.3 WARRANTY DISCLAIMER. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT (INCLUDING IN SECTION 8.3 AND SECTION 14.1) ARE THE PARTIES’ RESPECTIVE EXCLUSIVE WARRANTIES WITH RESPECT TO THIS AGREEMENT, AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND FITNESS FOR A PARTICULAR PURPOSE) ARE HEREBY EXPRESSLY DISCLAIMED.

14. COMPLIANCE WITH LAWS; REGULATORY AND SAFETY REQUIREMENTS

14.1 Compliance with Laws. Without limiting anything set forth in this Agreement, each Party will comply with all applicable laws and regulations (including all export laws and regulations) of governmental bodies or agencies in its performance under this Agreement.

15. INDEMNIFICATION

15.1 Infringement Indemnification.

(a) Subject to Section 16.4, Supplier will defend, indemnify, and hold harmless ISB and its Affiliates and their respective officers, directors, employees, representatives, successors and assigns (collectively, the “ISB Indemnitees”) from and against any and all (a) claims, actions, proceedings or other demands brought by any Third Party (collectively, “Claims”) alleging that the manufacture of the Products infringes any Intellectual Property right of such Third Party, except to the extent that such infringement is caused solely by Supplier’s compliance with Specifications provided by ISB to Supplier, and (b) associated losses, liabilities, expenses, damages, settlements and costs (including reasonable attorneys’ fees and court costs) (collectively, “Liabilities”).

(b)Subject to Section 16.4, ISB will defend, indemnify, and hold harmless Supplier and its Affiliates, and their respective officers, directors, employees, representatives, successors and assigns (collectively, the “Supplier Indemnitees”) from and against any and all (a) Claims alleging that any of the Products or the use, sale, offer for sale, importation, exportation or other exploitation of the Products infringes any Intellectual Property right of such Third Party, except to the extent that such infringement is caused solely by Supplier’s manufacture of the Products, and (b) associated Liabilities.

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15.2 General Indemnification by Supplier. Subject to Section 15.4, Supplier will defend, indemnify, and hold harmless the ISB Indemnitees from and against any and all Claims and associated Liabilities to the extent resulting from (a) Supplier’s breach of this Agreement or (b) Supplier’s gross negligence or willful misconduct.

15.3 General Indemnification by ISB. Subject to Section 15.4, ISB will defend, indemnify, and hold harmless Supplier, its Affiliates, and their respective officers, directors, employees, representatives, successors, and assigns (collectively, the “Supplier Indemnitees”) from and against any and all Claims to the extent resulting from (a) ISB’s breach of this Agreement, (b) ISB’s gross negligence or willful misconduct or (c) the Products (excluding any Claim associated with Supplier’s breach of this Agreement).

15.4 Indemnification Conditions. Each Party’s obligations set forth in this Section 14 are conditioned upon the Party seeking indemnification (a) giving the indemnifying Party reasonably prompt written notice of the applicable Claim; provided, however, that failure to provide such notice will not relieve the indemnifying Party from its liability or obligations under this Section 16, except to the extent the indemnifying Party’s defense of such Claim is directly and materially prejudiced by such failure; (b) permitting the indemnifying Party to control the defense and settlement of such Claim; provided, however, that the indemnifying Party may not settle such Claim, enter into or otherwise consent to an adverse judgment or order, or make any admission as to liability or fault that may adversely affect the indemnified Party, without the indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed; and (c) reasonably cooperating with the indemnifying Party, at the indemnifying Party’s expense, in connection with the defense and settlement of such Claim, including providing accurate and complete information requested by the indemnifying Party. Further, the indemnified Party will have the right to participate (but not control) and be represented in any Claim by counsel of its selection at its own cost.

15.5 Insurance. Supplier will obtain and maintain (a) product liability, (b) product liability, and (c) property damage liability insurance coverage during the Term and for a period of three years thereafter. Such insurance will have policy limits of: (a) no less than $2,000,000 per occurrence of product liability; (b) no less than $1,000,000 per occurrence for death or personal injury, $1,000,000 per occurrence for real and personal property damage; and (c) $10,000,000 umbrella aggregate liability per year; (d) include ISB and its Affiliates as additional insureds and ensure notification per insurable event, should one occur. Upon ISB’s request, Supplier will provide ISB a certificate of insurance evidencing such insurance coverage. Supplier’s insurance coverage will be primary over any other potentially applicable insurance. Supplier hereby waives, and Supplier will cause its insurers to waive, any right of subrogation or other recovery against ISB, its Affiliates or their insurers.

16. LIMITATION OF LIABILITY

EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A PARTY’S OBLIGATIONS UNDER BREACH OF SECTION 8 (INTELLECTUAL PROPERTY) OR SECTION 13 (CONFIDENTIALITY) OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT UNDER THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES, REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO LIABILITY ARISING FROM A PARTY’S OBLIGATIONS UNDER, BREACH OF SECTION 8 (INTELLECTUAL PROPERTY) OR SECTION 13 (CONFIDENTIALITY) OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT UNDER THIS AGREEMENT, BUT OTHERWISE TO THE EXTENT PERMITTED BY LAW, A PARTY’S TOTAL AND CUMULATIVE LIABILITY TO THE OTHER PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, MISREPRESENTATION, BREACH OF STATUTORY DUTY OR OTHERWISE, WILL IN NO EVENT EXCEED THE AGGREGATE AMOUNT RECEIVED BY SUPPLIER FOR THE PURCHASE OF PRODUCTS UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE EVENT GIVING RISE TO THE CLAIM. SUPPLIER’S LIABILITY FOR ISB’S DIRECT COSTS AND EXPENSES ASSOCIATED WITH ANY RECALL CAMPAIGN UNDER SECTION 6.3 SHALL BE LIMITED TO THE GREATER OF (A) ONE MILLION DOLLARS ($1,000,000) OR THE AGGREGATE AMOUNT RECEIVED BY SUPPLIER FOR THE PURCHASE OF PRODUCTS UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRIOR TO THE EVENT GIVING RISE TO THE CLAIM. AS USED IN THE IMMEDIATELY PRECEDING SENTENCE, “CONTRACT YEAR” SHALL MEAN EACH SUCCESSIVE 12-MONTH PERIOD DURING THE TERM, WITH THE FIRST SUCH PERIOD BEGINNING ON THE EFFECTIVE DATE.

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17. FORCE MAJEURE

Neither Party will be in breach of this Agreement or liable for any failure or delay of such Party in performing its obligations under this Agreement to the extent that such failure or delay was caused directly by any event beyond such Party’s reasonable control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (including acts of God or of the public enemy, fires, floods, civil commotions, epidemics, quarantine restrictions, strikes or labor disputes (other than strikes or labor disputes by Supplier’s employees or contractors), freight embargoes, threatened terrorism, terrorism or unusually severe weather) (a “Force Majeure Event”). Supplier’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by Supplier under this Section 16.

18. DISPUTE RESOLUTION

18.1 Dispute Resolution Objective. The Parties recognize that disputes may arise that might not be readily resolved, and it is the Parties’ objective to establish procedures to facilitate the resolution of disputes in an expedient manner by mutual cooperation and without resorting to litigation. Unless otherwise expressly provided in this Agreement and except for claims for injunctive relief, specific performance, or any other equitable relief, and claims by a Party asserting infringement of such Party’s Intellectual Property, each of which may either: (a) be submitted for arbitration as set forth herein; or (b) pursued in a court as set forth herein, all disputes will be subject to this Section 18.1. Either Party may initiate the dispute resolution procedure of this Section 18.1 by giving the other Party written notice of any dispute (“Notice of Dispute”).

18.2 Negotiation.

(a) The Parties shall attempt in good faith to initially resolve any and all disputes, controversies, or claims arising out of, in connection with, or relating to this Agreement (“Disputes”) promptly by negotiation. Within ten (10) Business Days of a Notice of Dispute provided to a Party, the Parties shall meet in person, or by teleconference, at a mutually agreeable time and place and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute.

18.3 Arbitration.

(a) In the event the Parties are unable to resolve any dispute by negotiations or mediation as set forth in Section 18.2 above within four (4) months after the Notice of Dispute, the Parties shall submit the dispute to binding arbitration before a single arbitrator agreeable to both Parties. If the Parties cannot agree on an arbitrator within thirty (30) Business Days after the commencement of the arbitration, each Party shall select an arbitrator, who is not employed by or a consultant to either Party, and the two selected arbitrators will select a third arbitrator, who is not employed by or a consultant to either Party. Any arbitrator chosen hereunder must have reasonable educational training and reasonable scientific, patent, and/or industry experience relevant to the particular dispute.

(b) The arbitrator’s decision will be binding on the Parties and will be final and non-appealable. Any decision by the arbitrator will not be interpreted as an admission against interest of any Party and will not be admissible as evidence in any subsequent court action with a third party.

(c) The non-prevailing Party shall pay the costs of any arbitration pursuant to this Section 18.3.

18.4 Court Proceedings. Unless otherwise provided in this Agreement, neither Party may institute any court proceedings concerning any dispute relating to this Agreement. The dispute resolution procedure of this Section 18 is the sole remedy, unless otherwise provided elsewhere in this Agreement, for resolving disputes. Notwithstanding the foregoing, the Parties may initiate court proceedings in a court of competent jurisdiction to enforce any arbitration award between the Parties.

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18.5 Governing Law; Jurisdiction. This Agreement and any dispute, controversy or claim arising out of, in connection with or related to this Agreement or its subject matter or formation will be governed and construed in accordance with the laws of the State of Delaware, without regard to provisions on the conflicts of laws. Any legal action or other proceeding (including arbitration) to resolve such dispute, controversy or claim will take place in a court of competent jurisdiction. Each Party expressly consents to the personal jurisdiction and venue of such courts for the purpose of any such legal action or other proceeding. Supplier hereby waives any right it may otherwise have to assert any rights or defenses under the laws of any other jurisdiction, or to require that litigation brought by or against it in connection with this Agreement be conducted in the courts or other forums of any other jurisdiction. Supplier further expressly waives any defenses of lack of personal jurisdiction, venue, or forum non conveniens. The United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement.

18.6 Injunctive Relief. Supplier acknowledges that any use or disclosure of ISB’s Confidential Information, ISB Intellectual Property Developments or ISB Materials other than strictly in accordance with this Agreement will cause irreparable damage to ISB. Therefore, in the event of any such actual or threatened use or disclosure, ISB will be entitled, in addition to all other rights and remedies available at law or in equity, to obtain injunctive relief against the breach or threatened breach of any obligations hereunder without posting a bond or other security as a condition for obtaining any such relief.

18.7 Cumulative Remedies. Except as otherwise provided herein, the exercise of any right or remedy provided in this Agreement will be without prejudice to the right to exercise any other right or remedy herein or provided by law or equity.

19. GENERAL

19.1 Severability; No Waiver. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated by this Agreement be consummated as originally contemplated by the Parties to the greatest extent possible. The failure or delay of either Party to exercise any right or remedy provided in this Agreement or to require any performance of any term of this Agreement may not be construed as a waiver, and no single or partial exercise of any right or remedy provided in this Agreement, or the waiver by either Party of any breach of this Agreement, will prevent a subsequent exercise or enforcement of, or be deemed a waiver of any subsequent breach of, the same or any other term of this Agreement.

19.2 Assignment. Neither Party may assign or otherwise transfer, or delegate any of its obligations under, this Agreement or any rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party (“Assigning Party”) may, without the other Party’s prior written consent, assign this Agreement in its entirety (i) in connection with a consolidation or reorganization of such Assigning Party or (ii) to an acquirer or successor of all or substantially all of (A) the business or assets of such Assigning Party to which this Agreement relates or (B) the equity of such Assigning Party, in each case (A) and (B) whether by merger, sale, assignment, operation of law or otherwise, provided, however, in each case, if Supplier is the Assigning Party, Supplier may not assign or otherwise transfer or delegate any of its obligations under this Agreement (or any rights or obligations under this Agreement) to a competitor of ISB; and (b) ISB may, with Supplier’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), assign or transfer this Agreement, and may delegate or subcontract any or all of its rights and obligations under this Agreement, to one or more of its Affiliates. If either Party assigns this Agreement in accordance with the foregoing (a) or (b), such assigning Party will give the other Party written notice of such assignment. Any purported assignment or other transfer of this Agreement (in whole or in part) in violation of this Section 19.2 will be null and void.

19.3 Successors and Assigns. Subject to Section 2, this Agreement will be binding upon and inure to the benefit of each of the Parties and their permitted successors and assigns.

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19.4 Entire Agreement; Amendment. This Agreement, including all Exhibits attached hereto and Purchase Orders and Blanket Purchase Orders referenced herein, represents the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior discussions, communications, agreements, and understandings of any kind and nature between the Parties. The Parties acknowledge and agree that by entering into this Agreement, they do not rely on any statement, representation, assurance or warranty other than as expressly set forth in this Agreement. Each Party agrees that it will have no right or remedy (other than for breach of contract) in respect of any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set forth in this Agreement. Nothing in this Section 19.4 will exclude or limit any liability for fraud. No amendment to this Agreement will be effective unless in writing and signed by both Parties.

19.5 Relationship of the Parties. The Parties are independent contractors under this Agreement and nothing in this Agreement may be construed as creating a partnership, joint venture or agency relationship between the Parties or as granting either Party the authority to bind or contract any obligation in the name of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

19.6 Headings; Interpretation; Miscellaneous. Sections, titles and headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement. Whenever required by the context, the singular term includes the plural, the plural term includes the singular, and the gender of any pronoun includes all genders. As used in this Agreement, except as the context may otherwise require, the words “include,” “includes,” “including,” and “such as” are deemed to be followed by “without limitation” or “but not limited to,” whether or not they are in fact followed by such words or words of like import, “will” and “shall” are used synonymously, and “discretion” means sole and absolute discretion. Except as expressly stated, any reference to “days” will be to calendar days, and “business day” means all days other than Saturdays, Sundays, or a national or local holiday recognized in the United States, any reference to “calendar month” will be to the month and not a thirty (30) day period, and any reference to “calendar quarter” will mean the first three calendar months of the year, the fourth through sixth calendar months of the year, the seventh through ninth calendar months of the year, and the last three calendar months of the year. Whenever the last day for the exercise of any right or the discharge of any obligation hereunder falls on, or any notice is deemed to be given on, a Saturday, Sunday or national or local holiday recognized in the United States, the Party having such right or obligation will have until 5:00 pm PT on the next succeeding business day to exercise such right or to discharge such obligation or the Party giving notice will be deemed to have given notice on the next succeeding business day. No usage of trade, course of performance, or other regular practice between the Parties may be used to interpret or alter the terms or conditions of this Agreement. Unless otherwise expressly provided in this Agreement, any agreement, instrument or statute defined or referred to means such agreement, instrument or statute as from time to time amended, modified, or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

19.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which will constitute one and the same instrument.

19.8 Costs. Except as expressly provided in this Agreement, each Party will pay its own costs incurred in connection with the negotiation, preparation and execution of this Agreement and any documents referred to in this Agreement.

19.9 Time is of the Essence. Time is of the essence with respect to the performance of Supplier’s obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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The parties have executed this Master Supply Agreement as of the Effective Date.

ISB:

ISB Health, Inc.

By:	/s/ Greg Hummer

Name:	Greg Hummer

Title:	CEO

Email:	XXXX

Address:	20600 Chagrin Blvd Suite 450
Shaker Heights, Ohio 44122

SUPPLIER:

EAST WEST MANUFACTURING, LLC

By:	/s/ Scott Ellyson

Name:	Scott Ellyson

Title:	CEO

Email:	XXXX

Address:	4170 Ashford Dunwoody Rd
Suite 5600
Atlanta, GA 30319
Attn: General Counsel

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EXHIBIT A

Material Costs and Purchase Price

The Parties acknowledge and agree that the pricing methodology is being negotiated in good faith as of the Effective Date. The Parties shall continue to work together in good faith to finalize the pricing methodology no later than ten (10) business days after the Effective Date and mutually execute an amendment setting forth Exhibit A upon reaching such agreement.

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EXHIBIT B

Specifications

Below are the starting specifications as of the Effective Date. The Parties will coordinate in good faith with regard to future revision changes. Each Purchase Order will specify SKU and revision for each item ordered.

ITEM NUMBER	ITEM NAME

860-00001 rev 1	Check4 Reader Rx and Ebola Test Kit

860-00002 rev 1	Check4 Reader and Respiratory Rx Test Kit

860-00003 rev 1	Ebola/Marburg Cartridge Kit

860-00004 rev 1	Respiratory Rx Cartridge Kit

860•00005	Respiratory OTC Cartridge Kit

860-00006	Check4 Reader and Respiratory OTC Test Kit

860-00007 rev 1	Check4 Reader Rx Kit

860-00008	Check4 Reader OTC Kit

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EXHIBIT C

Quality Agreement

Table of Contents

1	INTRODUCTION AND PURPOSE	3
2	SCOPE AND EFFECT	4
3	COMMUNICATION AND DESIGNATION OF QUALITY REPRESENTATIVE	5
4	SUPPLIER QUALITY MANAGEMENT SYSTEM REQUIREMENTS	5
5	INTERNAL QUALITY MANAGEMENT SYSTEM (QMS) AUDITS AND CORRECTIVE ACTION	5
6	TRAINING AND EDUCATION	6
7	ENVIRONMENT AND BUILDINGS	6
8	PROCESS AND DESIGN CONTROL	7
9	DOCUMENT CONTROLS AND RETENTION	9
10	CHANGE CONTROL	11
11	DEVIATIONS	12
12	SUPPLIER’S PURCHASING AND ACCEPTANCE ACTIVITIES	13
13	MATERIAL USE, STORAGE, IDENTIFICATION AND TRACEABILITY	14
14	LABELING AND PACKAGING	15
15	TESTING, EVALUATION, AND NONCONFORMANCE ACTIVITY	16
16	PRODUCT RELEASE AND DISTRIBUTION	17
17	PRODUCT EVALUATION AND MARKET RELEASE	18
18	COMPLAINT HANDLING	19
19	FIELD REMEDIATION - CORRECTIONS AND REMOVALS	19
20	QUALITY AND MANUFACTURING AUDIT	20
21	REGULATORY CONTROLS	21

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1	INTRODUCTION AND PURPOSE.

1.1	Introduction.

1.1.1	IdentifySensors Quality Policy.

IdentifySensors Biologics is committed to delivering products with the highest standards of quality, safety, and performance to revolutionize the at home and point of care testing market for infectious diseases. To uphold this commitment, IdentifySensors Biologics shall:

(a)	Develop and manufacture quality products that meet and exceed customer expectations;

(b)	Drive a customer focused culture of continuous improvement;

(c)	Ensure continued effectiveness of the Quality Management System; and

(d)	Comply with all applicable regulatory and statutory requirements.

1.1.2	Engagement. Supplier has been retained by IdentifySensors to supply or provide certain products or services which are incorporated into IdentifySensors’ products. This Quality Agreement is effective upon execution by the Parties and shall, at all times, apply to the Product(s) or Service(s) provided by Supplier to IdentifySensors. Hereinafter, the Product(s) and/or Service(s) provided by Supplier to IdentifySensors shall individually and collectively be referred to as the “Product”. Where indicated by the context used herein, the term “Product” also includes any portion of the Product, including, without limitation, a production lot.

1.1.3	Definitions. Capitalized terms used herein and not otherwise defined shall have the same meanings as given them in the corresponding Supply or Services Agreement (as appropriate).

1.2	Purpose.

1.2.1	Purpose. This Quality Agreement addresses the quality management system requirements for the Product(s).

1.2.2	Regulatory Requirements. This Quality Agreement is intended to ensure that the manufacturing of the Product will be safe and effective, will fulfill Product Requirements and that all Product meet all applicable Regulatory Requirements. As used herein, “Regulatory Requirements” means in relation to the engagement referenced in Section 1.1.2 above, all applicable domestic and foreign federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, guidelines and regulations, applicable to the Supplier provided under either a Supply or Services Agreement (as appropriate).Without limiting the generality of the foregoing, “Regulatory Requirements” means all the rules and regulations applicable to the labeling, re-labeling, packaging, processing, assembly, record creation, record retention, record modification, record transmission (including by electronic means), storage, handling, transport (including exportation and importation of Product within the United States, or to or from the United States and any other country), and reporting of Regulated Product, including without limitation: (a) the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. 301 et seq., (the “FD&C Act”); (b) current good manufacturing practice requirements (“cGMP”) as set forth in the Food and Drug Administration (“FDA”) quality system regulations; (c) quality management system (“Quality Management System”) requirements of ISO 13485 (and any amendments thereto); (d) IdentifySensors’ requirements and/or specifications with which a Product, process, service or other activity must conform, including without limitation, blueprints, bill of material, assembly drawings, device master records (“DMR”), specifications for materials, approved suppliers, validated processes, and product testing methods in each case which have been provided to Supplier in writing (hereinafter collectively referred to as the (“Product Requirements”); and (e) FDA regulations regarding electronic records and electronic signatures at 21 CFR Part 11 as applicable to the product.

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1.2.3	Continuous Improvements. In the event that quality issues, not otherwise addressed in this Quality Agreement, arise during Product manufacture and quality evaluations, then Supplier agrees to implement continual improvement activities (including, without limitation, performance enhancements and corrective actions) that the Supplier and IdentifySensors deem necessary or appropriate to improve, assure, or otherwise maintain the quality of the Product.

2	SCOPE AND EFFECT.

2.1	Effect. The terms of this Quality Agreement are intended to be consistent with and supplement the terms of any Supply or Services Agreement. Notwithstanding the foregoing, with respect to any specific Product or Service, in the event of any conflict between terms in this Quality Agreement and any Supply or Services Agreement, or any amendment or statement of work related thereto, then the documents shall govern in this order: (a) the Supply or Services Agreement (as appropriate); (b) any related amendment or statement of work; and (c) this Quality Agreement.

2.2	Product Registration. Each Party shall be responsible for registering its facilities with the appropriate Regulatory Agency, as such term is defined in Section 15.1 (Regulatory Agency) below or agencies and for maintaining any such registrations and/or licenses in accordance with FDA’s Device Establishment regulations. Supplier shall maintain, and keep readily available, all documentation and forms relating to such registrations and/or licenses.

2.3	Compliance with Laws. The manufacturing of all Products complies with applicable federal, state and local laws, statutes, rules, regulations, ordinances, and orders promulgated by the country wherein the product is manufactured and the United States, including those laws, rules and regulations and industry standards related to health, safety, labeling, product claims, product safety, product composition, adulteration and intended use.

2.4	Duration of Agreement. This Quality Agreement shall commence upon the Effective Date and shall remain in effect as long as Supplier manufactures and/or supplies Products to IdentifySensors. Notwithstanding the foregoing, any section of this Quality Agreement which has a document retention or survival requirement shall survive the termination of this Quality Agreement for the period of time designated in the corresponding section of this Quality Agreement. IdentifySensors and Supplier shall endeavor to review this Quality Agreement on a regular basis, but no less than every three (3) years.

3	COMMUNICATION AND DESIGNATION OF QUALITY REPRESENTATIVE.

3.1	Quality Representative. Each Party shall designate the appropriate person(s) from its respective quality unit (the “Quality Representative”) to be responsible for maintaining communication about quality assurance for the Product and this Quality Agreement, including sending and receiving any notice(s) described or required herein. Appendix I attached hereto and incorporated herein by reference, sets forth the complete contact information for each Party’s respective Quality Representative(s) and an initial and/or brief description of the Product(s).

4	SUPPLIER QUALITY MANAGEMENT SYSTEM REQUIREMENTS.

4.1	Quality Management System. Supplier shall implement and maintain a Quality Management System in accordance with FDA’s cGMP/QS requirements and ISO 13485 for Regulated Product- Quality management systems-requirements for regulatory purposes. Supplier shall provide IdentifySensors with updated certificates of Quality Management System certification as they are obtained and renewed. Supplier shall also provide a copy of any governmental license for medical device manufacturing including, but not limited to, applicable ISO and FDA records and certificates.

4.2	Notification. Supplier shall notify IdentifySensors of a change of leadership, location, registration, certification, capability, partnership, ownership, force majure etc., within a reasonable timeframe for IdentifySensors to react accordingly.

5	INTERNAL QUALITY MANAGEMENT SYSTEM (QMS) AUDITS AND CORRECTIVE ACTION.

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5.1	QMS Audits. Each Party will establish procedures for QMS audits and conduct such audits to ensure that its QMS meets the established QMS requirements and to determine the effectiveness for the QMS as set forth in ISO 13485, (Measurement, Analysis and Improvement). Quality audits shall be conducted by individuals who do not have direct responsibility for the matters being audited. Corrective action(s), including a re-audit of deficient matters, shall be taken when necessary. A report of the results of each quality audit, and re-audit(s) where taken, shall be made and such reports shall be reviewed by management having responsibility for the matters audited. The dates and results of quality audits and re-audits shall be documented.

5.2	Corrective and Preventive Actions. Each party shall establish and maintain procedures for implementing corrective and preventive action system(s) in accordance with ISO 13485. The procedures shall include requirements for and documentation of:

5.2.1	Analysis. Analyzing processes, work operations, concessions, quality audit reports, quality records, service records, complaints, returned product, and other sources of quality data to identify existing and potential causes of nonconforming product, or other quality problems. Appropriate statistical methodology shall be employed where necessary to detect recurring quality problems;

5.2.2	Investigation. Investigating the cause of nonconformities relating to product, processes, and the quality system;

5.2.3	Corrective and Preventative Actions. Identifying the action(s) needed to correct and prevent recurrence of nonconforming product and other quality problems;

5.2.4	Verification and Validation. Verifying or validating the corrective and preventive action to ensure that such action is effective and does not adversely affect the finished device;

5.2.5	Implementation and Recording. Implementing and recording changes in methods and procedures needed to correct and prevent identified quality problems;

5.2.6	Dissemination of Information. Ensuring that information related to quality problems or nonconforming product is disseminated to those directly responsible for assuring the quality of such product or the prevention of such problems; and

5.2.7	Management Review. Submitting relevant information on identified quality problems, as well as corrective and preventive actions, for management review.

6	TRAINING AND EDUCATION.

6.1	Training and Record Retention. Supplier shall establish procedures for determining the necessary education and identifying training requirements for all employees, including temporary employees, entrusted with any work affecting quality to ensure that all personnel are trained to adequately perform their assigned responsibilities and training records are retained per the requirements of ISO 13485.

6.2	Defects and Errors. As part of their training, personnel shall be made aware of device nonconformities which may occur from the improper performance of their specific jobs. Further, personnel who perform verification and validation activities shall be made aware of nonconformities and errors that may be encountered as part of their job functions.

7	ENVIRONMENT AND BUILDINGS.

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7.1	Environment. The buildings and environment (including, without limitation, computers, equipment, documents, records, and qualified utilities such as HVAC) in which the Product is received, distributed, processed, developed, manufactured, or stored by Supplier, and the personnel that perform these operations for Supplier, shall be adequately controlled by established procedures: (a) in accordance with QS Regulations, including, quality management system requirements of ISO 13485,;and (b) to ensure that the Product will consistently meet Product Requirements. The environmental control system(s) shall be periodically inspected to verify that the system, including necessary equipment, is adequate and functioning properly. These activities shall be documented and reviewed.

7.2	Security. Supplier has and will maintain controlled and secured access to all facilities it uses to manufacture, package, test, label, or store Product. All third-party visitors will be required by Supplier to sign-in and be escorted during any site visit.

7.3	Supplier Personnel. In accordance with QS Regulations/cGMPs, Supplier shall be responsible to establish and maintain requirements for the health, cleanliness, personal practices, and clothing of personnel if contact between such personnel and Product (or the environment in which the Product is processed, manufactured or distributed) could reasonably be expected to have an adverse effect on Product quality.

7.4	Buildings. Supplier’s facilities in which the Product (including any components, in-process devices, manufacturing material, accessories, finished devices, or other element relating to the Product) is handled, stored, packaged, unpackaged, labeled, or otherwise processed, shall be orderly and suitably designed (including, without limitation, with adequate space for performance of functions and distinct operations or processes should be separated to prevent product mixing/mix-ups or other contamination) to meet the requirements of the QS Regulations.

7.5	Approved Facility. Supplier will manufacture, package, test, label, and store the Product only at the facility or facilities ISO 13485 registered at Supplier’s Wisconsin and Costa Rica facilities and will not transfer any of such operations for the Product to third parties or other sites or facilities, other than the suppliers listed in their Quality Management System registration without the prior written agreement of IdentifySensors. Supplier must submit any proposed changes to IdentifySensors using IdentifySensors’ Supplier Change Request Form (“SCR”) at least ninety (90) days prior to the proposed change effective date. IdentifySensors reserves the right to audit the new facility/additional facility/third party to ensure it meets IdentifySensors’ compliance requirements.

7.6	Contamination Control. Supplier’s facility (or facilities) shall be designed and managed to prevent, reduce, or control potential contamination of the Product by any chemical and/or microbial substances that could reasonably be expected to have an adverse effect on the quality/ effectiveness of the Product. Such contamination controls include, but are not limited to: sanitation practices for Supplier personnel such as designated areas for eating, drinking, and smoking; written procedures respecting use and removal of hazardous substances to prevent any adverse effect on the quality of the Product; and written pest control procedures respecting use and removal of insecticides, rodenticides, or other such substances to prevent any adverse effect on the quality of the Product.

8	PROCESS AND DESIGN CONTROL.

8.1	Production and Process Controls. Supplier shall establish procedures to develop, conduct, monitor, control, validate processes (where process results cannot be fully verified by subsequent inspection and testing) and qualify equipment. Validation activities, process changes and deviations shall be documented. Supplier shall establish and maintain procedures for monitoring and control of production processes to ensure that the Product conforms to Product Requirements, i.e. ISO 13485 7.1 (Planning of Product Realization). The monitoring and control methods, data, date performed, individual(s) performing the process and the major equipment used shall be documented.

8.2	General Controls. Supplier shall, more specifically, assure that production equipment and quality measurement equipment, including mechanical, electronic, automated, chemical, or other equipment, are: (a) operated by trained personnel; and (b) properly calibrated to the appropriate and suitable standard (i.e. ISO 13485 7.5.1) (Control of Production and Service Provision) and 7.6 (Control of Monitoring and Measuring Devices).

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8.3	Process Documentation. Supplier shall develop, and IdentifySensors shall approve, the following:

8.3.1	Maps and Flow Charts. Production Process Map or Process Flow Chart identifying the planned manufacturing, assembly and testing steps, and their respective sequence. Planned critical control points shall also be identified.
8.3.2	Dynamic Control Plans. Documented risk assessment, such as a PFMEA or Dynamic Control Plans (“DCPs”) for the planned manufacturing, assembly, and testing steps. Process steps shall correlate with the production process map. Risk reduction measures, such as additional test or inspection points, shall require updating the process map with the additional identified control points or measures.

8.3.3	Master Process Validation Plan. Master Process Validation Plan documenting all the necessary Installation Qualifications (“IQ”), Operational Qualifications (“OQ”), and Performance Qualifications (“PQ”) activities. The Master Validation Plan (“MVP”) shall identify all systems, processes, and methods that are considered “special” and therefore require validation. In addition, the MVP shall identify those processes, operations, and inspections that require verification and/or qualification only, (e.g., gage repeatability and reproducibility studies, operator qualification, etc.). The MVP shall also identify the relative sequence for conducting such validation and verification efforts. Hard copies of all Process Validation documentation are to be furnished to IdentifySensors as necessary upon request.

8.3.4	Equipment Qualifications. Equipment Qualifications, e.g., IQ and an Operational Qualification-Equipment (“OQ-E”) with approved protocols and test reports.

8.3.5	Process Validations. Process Validations, e.g., Operational Qualification-Process (“OQ-P”) and PQ shall have approved protocols and test reports which include test data, results, date and signature of the individual(s) approving the validation and where appropriate the major equipment validated.

8.3.6	Cleaning. Supplier is responsible for ensuring that adequate cleaning is carried out between Product lots to prevent Product contamination. The cleaning procedure will be reviewed by Supplier before the first Product production lots are manufactured.

8.3.7	Delays. IdentifySensors acknowledges and agrees that any delay in approval may impact the Delivery Dates associated with the Products.

8.4	Equipment Controls. All equipment used to manufacture, or in the manufacture of, the Product shall meet specific requirements, be appropriately designed, constructed placed, and installed to facilitate maintenance, adjustment, cleaning, and use in accordance with QS Regulations, including, without limitation, ISO 13485 7.5.1 (Control of Production and Service Provision) and 7.6 (Control of Monitoring and Measuring Devices).

8.4.1	Written Procedures and Schedules. Supplier shall establish and maintain written maintenance procedures and schedules and shall specifically document the performance of all maintenance activities ISO 13485 7.5 (Production and Service Provision).

8.4.2	Periodic Inspection. Supplier shall conduct and document completion of periodic inspections to ensure Supplier’s adherence to equipment maintenance procedures and schedules. ISO 13485, 7.5 (Production and Service Provision) and 4.2 (Control of Documents).

8.4.3	Information Availability. In accordance with QS Regulations, Supplier shall ensure that any inherent limitations or allowable tolerances are either: (a) visibly posted on or near any equipment requiring periodic adjustments; or, (b) are readily available to personnel performing these adjustments.

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8.5	Manufacturing Materials. In the event that any material or substance used in, or used to facilitate, the manufacturing process (including without limitation, abrasives, cleaning agents, lubricating oils, mold release compounds, maskants, adhesives, blasting media, and dye penetrant) could reasonably be expected to be present on or in the Product as a residue or impurity, and not by design or intent, then Supplier shall establish and maintain written procedures for the use and removal of such manufacturing material to ensure that it is removed or limited to an amount that does not adversely affect the quality of the Product and Supplier shall document all such removal or reduction activities.

8.6	Automated Processes. In the event that computers or automated data processing systems (i.e., hardware and software) are used as part of the production of the Product and/or Supplier’s Quality Management System, then Supplier shall be responsible to validate computer software and associated equipment for its intended use according to a written protocol and in accordance with QS Regulations/cGMPs and FDA/Regulatory Agency guidance/information documentation concerning software validation. Supplier shall be responsible to ensure that all software changes shall be validated before approval and implementation; and, all such validation activities and results shall be documented, in accordance with ISO 13485 7.5.2. (Validation of Processes for Production and Service Provision).

8.7	Serialization. Supplier shall be responsible for implementation and maintenance of an adequate system to provide serialization of products in accordance with IdentifySensors provided specifications.

8.8	Calibration.

8.8.1	Calibration Program. To assure adequate and continuous performance of measurement equipment with respect to accuracy and precision, Supplier shall establish and implement a calibration program that is at least as stringent as that required by QS Regulations/cGMPs, including, without limitation, ISO 13485 7.6 (Control of Monitoring and Measuring Devices).

8.8.2	Documentation. Calibration of equipment shall be conducted under appropriate environmental controls and documented to include: equipment identification, calibration date, calibrator, and date next calibration is due. Calibration shall be traceable to and conducted in accordance with the applicable national standard of the country in which the calibration occurs.

8.8.3	Product Records. Inspection devices and methods used in the manufacturing process are to be referenced by the inspection device number in the relevant inspection protocol or product record, as defined in Section 9.1.2 (Product Records).

8.8.4	Laboratory Services. In the event that Supplier uses a contract calibration laboratory to perform required calibration activities, then Supplier shall ensure that such laboratory is qualified, and Supplier shall have and maintain evidence that Supplier’s equipment was calibrated according to QS Regulations/cGMPs.

9	DOCUMENT CONTROLS AND RETENTION.

9.1	Product Records. Supplier shall possess and retain detailed written records of all Supplier activities relating to the Product (collectively referred to as the “Product Records”), including, but not limited to the following:

9.1.1	Scope of Records. By way of example, and not as an exhaustive list, Product Records include, but are not limited to, all documents concerning the manufacture, testing, quality, validation, traceability, remanufacture, packaging, labeling, inspection, and shipping activities relating to the Product.

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9.1.2	Required Documents. Product Records also include all documents required by this Quality Agreement, the Supply Agreement and applicable QS Regulations/cGMPs, including, but not limited to, the compilation of documents comprising a device or product history record (“DHR”), device or product master record (“DMR”), and device or product history file (“DHF”) as defined in QS Regulations/cGMPs and ISO 13485, 4.2 Documentation Requirements and any applicable medical device requirements in the markets the Products are intended for (EU MDD/MDR, IVDD/IVDR, ANVISA, JPAL).

9.1.3	Supplier Responsibility. Unless otherwise agreed to in a written document signed by the Parties and incorporated herein by reference, Supplier shall be responsible to maintain the DHR, DMR, and DHF for the Product in accordance with QS Regulations/cGMPs.

9.1.4	Education and Training. Supplier shall establish procedures for and maintain all records related to necessary education and training requirements for all employees, including temporary employees, entrusted with any work affecting quality to ensure that all personnel are trained to adequately perform their assigned responsibilities per ISO 13485, 6.2 Human Resources.

9.2	Document Controls. Supplier shall establish and maintain an up-to-date written document control system for controlling the Product Records in accordance with the requirements set forth in this Quality Agreement, the Supply Agreement, and the document control provisions in the QS Regulations, including, without limitation, ISO 13485, 4.2 Documentation Requirements.

9.3	Document Approval and Distribution. Supplier shall designate individual(s) to review for adequacy and approve prior to issuance all documents established to meet Quality Management System and Product requirements. Approval dates and signatures of the approvers shall be documented. Documents established to meet the requirements of this part shall be available at all locations for which they are designated, used, or otherwise necessary, and all obsolete documents shall be promptly removed from all points of use.

9.4	Document Changes. Changes to documents shall be reviewed and approved by an individual(s) in the same function or organization that performed the original review and approval, unless specifically designated otherwise. Approved changes shall be communicated in a timely manner. Supplier shall maintain records of changes to documents. Change records shall include a description of the change, identification of the affected documents, the signature of the approving individual(s), the approval date, and when the change becomes effective.

9.5

Maintenance and Safekeeping of Product Records. Supplier shall maintain the Product Records in accordance with this Quality Agreement and applicable QS Regulations/cGMPs as set forth in ISO 13485, 4.2 Documentation Requirements (including, without limitation, maintaining Product Records at Supplier’s facilities or other reasonably accessible location, storage to minimize deterioration and prevent loss, and backing-up automated data).

9.6	Electronic Records and Signatures.

9.6.1	Format and Location. Electronic Records are records that are maintained in electronic format in place of paper format. In addition to the other provisions of this section, with respect to all Product Records that are created, modified, maintained, archived, retrieved, transmitted, or provided to FDA as Electronic Records, Supplier shall comply with all applicable FDA provisions to ensure the authenticity, integrity, and confidentiality of electronic records, and to ensure that the signer cannot readily repudiate a signed record as not genuine. Specifically, Supplier shall adopt procedures and controls including, without limitation, procedures and controls regarding validation of systems to ensure accuracy, reliability, consistent intended performance, and the ability to discern invalid or altered records; protection of records to enable their accurate and ready retrieval throughout the required retention period; limiting system access to authorized individuals and use of authority checks to ensure that only authorized individuals use the system or access Electronic Records; use of secure, computer-generated, time-stamped audit trails to independently record the date and time of operator entries and actions that create, modify, or delete Electronic Records; and use of appropriate operational system checks and device checks to determine the validity of data input sources or operational instructions, as appropriate. Any system used by Supplier to create, modify, maintain, archive, retrieve, or transmit Product Records as Electronic Records shall be a closed system, meaning an environment in which system access is controlled by persons who are responsible for the content of electronic records that are on the system.

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9.6.2	Definition of Electronic Signature. Electronic Signatures are a computer data compilation of any symbol or series of symbols executed, adopted, or authorized by an individual to be the legally binding equivalent of the individual’s handwritten signature. With regard to any Electronic Signatures used on or with respect to Product Records, Supplier shall comply with all applicable FDA provisions including, without limitation, ensuring the uniqueness of Electronic Signatures; basing Electronic Signatures upon biometrics or use of at least two distinct identification components, such as an identification code and password, that are periodically checked or revised; following loss management procedures to electronically de-authorize lost, missing, stolen, or otherwise potentially compromised devices that bear or generate identification code or password information; initial and periodic testing of such devices; and using transaction safeguards to detect, report, and prevent unauthorized use of passwords or identification codes.

9.7	Record Retention. Supplier shall retain all Product Records for a period of time equivalent to the design and expected life of the Product or the Regulated Products in which the Product is intended to be included, provided, however, such period shall not be less than 5 years from date of Regulated Product release for commercial distribution. Notwithstanding the foregoing, Supplier shall not alter, destroy, or otherwise dispose of any Product Records without IdentifySensors’ prior written authorization.

9.8	Access to Product Records. Supplier shall provide copies of any or all Product Records to IdentifySensors within two business days from the date of IdentifySensors’ written request for any Product Records.

10	CHANGE CONTROL.

10.1	Significance of Change Control. Supplier acknowledges and agrees that changes to any process, system, or activity (including, without limitation, designs, specifications, procurement, suppliers, raw materials, manufacturing, shipping, labeling, packaging, tests, testing methods, calibration standards, standard operating procedures, equipment, software, maintenance, contamination controls, quality systems, and documents containing the procedures and specifications for the Product) relating to the Product can impact the Product Requirements. Supplier further acknowledges and agrees that certain manufacturing changes may require regulatory filings and/or regulatory approval prior to implementing any such change. Supplier shall not make any changes to process, materials, locations etc., without the written approval of IdentifySensors.

10.2	Supplier’s Change Control System. Supplier shall establish and maintain an up-to-date change control system with written policies and procedures for identifying, addressing, documenting, and implementing changes to any specification, method, process, or procedure (from manufacturing to delivery) relating to the Product(s). Such changes shall be verified, or where appropriate validated according to ISO 13485 7.5, before implementation and these activities shall be documented. Any such changes shall be approved by appropriate personnel (including IdentifySensors’ Quality Representative if regulatory filings and/or regulatory approval is required) and in accordance with the document change procedures set forth in ISO 13485, 4.2 Documentation Requirements.

10.3	Verification and Validation. Such changes shall be verified, or where appropriate validated according to ISO 13485 7.5 (Validation of Processes for Production and Service Provision), before implementation and these activities shall be documented. Such changes shall be approved by appropriate personnel and in accordance with the document change procedures set forth in ISO 13485 7.3 (Control of Design and Development Changes).

10.4	Notice of Proposed Changes.

10.4.1	Content of Notice. In the event that Supplier identifies or is made aware of a potential change to any process, system, or activity relating to the Product, Supplier shall promptly, and in no event later than three (3) business days after becoming aware of the potential change, notify IdentifySensors of the potential change. Changes include, but are not limited to:

(a)	Product form, fit or function change;

(b)	Manufacturing Process change, including Sterilization;

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(c)	Manufacturing Location change;

(d)	Tier II or Tier III Supplier change;

(e)	Labelling or Packaging Change;

(f)	Raw Material Change

(g)	Supplier Name Change, Change in Registration, Relocation; and/or

(h)	Mold Change.

10.4.2	Supplier Change Request Form. If IdentifySensors verifies that the change will be evaluated or made, Supplier will initiate the change by using the IdentifySensors Supplier Change Request Form. Each SCR shall, at a minimum, set forth a narrative description of the proposed change, identification of any documents affected by the proposed change, Supplier’s plan for addressing and implementing the proposed change, and when the proposed change would become effective.

10.5	Change Approval. Supplier may only implement SCR changes to product, process, system, or activity relating to the Product after written approval from an authorized IdentifySensors Quality Representative via the Supplier Change Notification form. Supplier is required to provide written notification of change and to complete the IdentifySensors Supplier Change Notification form prior to implementation.

10.6	10.6 Change Management; Manufacturers or Service Providers. In the event that Supplier is a manufacturer or service provider with respect to the Product, Supplier agrees and certifies that the Product Requirements will be approved by both Parties’ Quality Representatives. No changes to the Product Requirements will be implemented without the signed authorization from IdentifySensors Quality Representative, in accordance with IdentifySensors’ internal procedure for supplier change requests. IdentifySensors shall obtain any and all required product approvals or clearances by governmental authorities, including FDA, prior to change implementation. While either IdentifySensors or Supplier may submit to each other a SCR to change or revise an established production procedure neither may release affected product without written approval by the Quality Representative of the respective quality assurance departments.

11	DEVIATIONS.

11.1	No Deviations. Supplier will not deviate from Product Requirements (including, without limitation, approved procedures, drawings, methods, or specifications concerning the Product) except as permitted in accordance with the provisions in Section 10 (Change Control) above with IdentifySensors Quality approval.

11.2	Investigation. Deviations, if any, from Product Requirements shall be timely investigated, documented, and closed by Supplier in accordance with QS Regulations/cGMPs and Supplier’s established change control or non-conformance procedures.

11.3	Notice. Supplier will promptly, within one (1) business day, notify IdentifySensors’ Quality Representative in writing of any deviations that could reasonably be expected to have any impact on Product Requirements.

11.4	IdentifySensors Access. Supplier will provide IdentifySensors with access, including investigations and documents, to review all deviations relating to the Product. IdentifySensors will be responsible to assess product safety and effectiveness of every deviation submitted for approval.

12	SUPPLIER’S PURCHASING AND ACCEPTANCE ACTIVITIES.

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12.1	Supplier’s Purchasing Controls. Supplier shall establish and maintain written requirements and procedures to ensure that all services or product(s) purchased or otherwise received by Supplier conform to all Product Requirements.

12.2	Sub-Supplier Selection and Verification.

12.2.1	Definition. The term “Sub-Suppliers” means any component supplier, material supplier, service provider, consultant, contract laboratory, contractor, or other third-party vendor who provides to Supplier any product(s) or services concerning, or that could otherwise reasonably be expected to have any effect on, the Product.

12.2.2	Sub-Supplier Qualification. IdentifySensors shall establish and maintain written requirements, including quality requirements, for evaluating, selecting, and assessing (including, without limitation, audits and performance analyses) any Sub-Suppliers to ensure that each Sub-Supplier is qualified, including accreditation where applicable, and able to provide the product(s) or service(s) in accordance with any specified requirements, including quality requirements. IdentifySensors shall ensure that all laboratories used for conducting tests related to manufacture, packaging, testing, labeling, or storing the Product are compliant with relevant laboratory practices and are qualified in all the methodology associated with the Product. IdentifySensors may elect to perform an audit on vendors to be used for analytical testing.

12.2.3	Sub-Suppliers Identified by IdentifySensors. If IdentifySensors identifies a specific Sub- Supplier or otherwise requests that Supplier use a specific Sub-Supplier, then Supplier agrees to use the specific Sub-Supplier(s) identified by IdentifySensors. Supplier may identify a new Sub-Supplier and implement such change in accordance with the change control procedures in Section 10 (Change Control) above as changes may require regulatory filings or approvals. Nonconforming product identified by Supplier attributed to Sub-Suppliers is to be handled in accordance with Supplier’s Quality Management System requirements via the creation of an MRB and notification to IdentifySensors.

12.3	Purchasing, Receiving and Testing of Sub-Supplier Products and Services.

12.3.1	Materials Selection. IdentifySensors must establish and use documented selection and verification criteria (including, without limitation, quality level/grade, dimensions, materials, performance, or other such features) to ensure that all services or product(s) that Supplier purchases or otherwise receives from a Sub-Supplier are selected to fully satisfy Product Requirements.

12.3.2	Acceptance Procedures. To assure that products or services received from a Sub-Supplier are properly identified, processed, and stored when received, Supplier shall establish and maintain standard operating procedures and written criteria for accepting services or products from Sub-Suppliers (including, without limitation, acceptance activities performed, dates, results, names of individuals performing acceptance activities, name of Sub-Supplier, description of component, quantity, catalog number, quarantine, batch identification and acceptance status) in accordance with QS Regulations, including without limitation.

12.3.3	Verification Testing, Inspection. and Validation. Supplier shall conduct appropriate testing and/or inspection to ensure that any component, product or material that Supplier receives from any Sub-Supplier will comply with the applicable Product Requirements. If testing and inspection cannot fully verify such results, then Supplier shall implement appropriate validation processes to assure that any component, product or material that Supplier receives from any Sub-Supplier will function reliably for the intended purpose and in accordance with all Product Requirements. Written records of all such testing, inspection, or validation (e.g., identity of component tested, testing methodology, test data and results) must be maintained by Supplier and made available to IdentifySensors for review upon written request. Supplier shall, at a minimum, conduct at least a visual inspection for contamination, damage, and identification that the component, product or service supplied is as specified in the applicable purchase order.

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12.3.4	Acceptance and Rejection Records. Supplier shall maintain written records detailing Supplier’s basis for deciding that products or services it received from a Sub-Supplier were either inspected and accepted or rejected.

12.3.5	Certificate of Conformance. Supplier may receive product on a Certificate of Conformance from the Sub Supplier upon adequate qualification of the Sub Supplier by IdentifySensors.

13	MATERIAL USE, STORAGE, IDENTIFICATION AND TRACEABILITY.

13.1	Storage of Materials. Supplier shall establish and maintain procedures for control of storage areas and stock rooms for product to prevent mix-ups, damage, deterioration, contamination, or other adverse effects pending distribution. Where Supplier provides raw material, Supplier needs to manage the inventory and maintain its traceability. Supplier shall handle and store IdentifySensors products in accordance with the product specifications as labelled on the products as well as in product specification documentation (i.e. device drawings).

13.2	Identification. Supplier shall establish and maintain procedures for identifying product during all stages of receipt, production, and shipment to prevent mix-ups per ISO 13485, 7.5 Production and Service Provision.

13.3	Traceability Controls. Supplier shall establish and maintain procedures to trace any material or component that relates to or is otherwise part of the Product via a unit, lot or batch control number in accordance with cGMPs/QS Regulations, including ISO 13485, 7.5 Traceability. Supplier shall document such traceability controls in order to facilitate corrective action.

13.4	Obsolete. Deteriorated, Expired. and Rejected Materials. Supplier shall establish and maintain procedures to control product that does not conform to specified requirements, see section 15.4. Obsolete, deteriorated, expired, and rejected material(s) shall be specifically identified as such by Supplier and separated into a designated quarantine area to prevent any mix-ups and to prevent any inadvertent use of obsolete, deteriorated, or rejected materials in the Product in accordance with ISO 13485, 8.3 Control of non-conforming product.

13.5	Acceptance Status. Supplier shall identify by suitable means the acceptance status of Product, to indicate the conformance or nonconformance of Product with acceptance criteria. The identification shall be maintained throughout manufacturing, packaging, labeling, installation, and servicing of the product to ensure that only product which has passed the required acceptance activities is distributed, used, or installed.

13.6	Materials Compliance. Supplier shall be responsible for ensuring its operations comply with all applicable laws and regulations in which Product is subject to; provided, Supplier shall not be responsible for compliance with respect to any Sub-Supplier designated by IdentifySensors. Applicable laws and regulations may include, but not limited to:

13.6.1	EU Restrictions of Hazardous Substances Directive. The EU Restrictions of Hazardous Substances Directive 2011/65/EU (RoHS 2); EU Regulation No 1907/2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH); the Waste Electrical and Electronic Equipment Directive 2012/19/EU (WEEE); and the Batteries Directive 2006/66/EC and its amendments; and any other environmental product stewardship directives. The Supplier shall provide evidence of compliance to the abovementioned regulations and directives to IdentifySensors.

13.6.2	Dodd-Frank Act. Conflict Minerals as described in Dodd-Frank Act Section 1502, July 21, 2010 where such materials are used “in the manufacture or contract to manufacture Products” where “conflict minerals are necessary to the functionality or production of the product.”

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13.6.3	California Proposition 65. California Proposition 65 (Safe Drinking Water and Toxic Enforcement Act of 1986). The Supplier shall collaborate with IdentifySensors to determine what documents/records are required to ensure this requirement is met for Products intended to be sold in the USA. This may include but is not limited to:

(a)	A material declaration or test report containing the following information: If Prop 65 chemicals are present in the product, a list of the Prop 65 chemicals present in the product and an analysis which determines if exposure to the Prop 65 chemical(s) exceed(s) the applicable Safe Harbor Level;

(b)	If Prop 65 chemicals are not present in the product, a statement declaring the absence of Prop 65 chemicals;

(c)	Material Safety Data Sheets and or Technical Data sheets as applicable; and

(d)	Any other documentation as required by IdentifySensors to make a Prop 65 determination as applicable.

14	LABELING AND PACKAGING.

14.1	Labeling.

14.1.1	Definitions. The terms “Label” and “Labeling” shall have the meanings set forth in ISO 13485.

14.1.2	Approved Labeling. Labelling is provided by IdentifySensors. To the extent that the Product includes Labeling, Supplier shall only use Labeling that is pre-approved and specified by IdentifySensors for the applicable use. Supplier shall be responsible to obtain such written approval. Approval of labeling shall consist of master label approval and shall not require each individual label to be approved. Master label approval shall be retained by IdentifySensors.

(a)	If Product is safety marked by Supplier (i.e., Intertek, TUV, UL, CSA, etc.) Supplier shall have regular follow-up service inspections and manufacture the product in accordance with the applicable US and Canadian Product Safety Listing/Classification Report. Supplier shall have documentation to demonstrate conformance to the Product Safety listing/Classification Report.

(b)	Supplier is responsible for ensuring that the Product is labeled with a unique device identifier (UDI), as applicable, and as required by IdentifySensors. Supplier/ IdentifySensors is responsible for acquiring a Global Trade Item Number (GTIN) and Data Universal Numbering System UDUNS) and publishing the same to the Global Unique Device Identification Database (GUDID).

14.1.3	Labeling Controls. To the extent that the Product includes Labeling, Supplier shall establish and maintain procedures to control Labeling activities including, without limitation, label integrity, label verification/validation, procurement, area inspection, storage, issuance, and labeling-related operations in accordance with cGMP and IQS Regulations, and ISO 13485 4.2 Documentation Requirements.

14.2	Suitable Packaging. Supplier shall examine the Product to assure that such containers and packaging: (a) are in accordance with Product Requirements; and (b) are not damaged or misbranded. Furthermore, Product shall be packed in such a way as to prevent the inadvertent mixing of multiple lots of parts.

15	TESTING, EVALUATION, AND NONCONFORMANCE ACTIVITY.

15.1	Testing; Inspection. Supplier shall be responsible to conduct appropriate testing and/or conformance inspection to ensure that the Product will be produced in accordance with Product Requirements.

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15.2	Testing Methodology.

15.2.1	IdentifySensors Directed Testing. In the event that IdentifySensors designates a specific test(s) or testing methodology(ies) for the Product, then Supplier shall perform such testing at such times and in such manner as designated by IdentifySensors.

15.2.2	Supplier Testing. In the event that IdentifySensors does not designate a specific test or testing methodology for the Product, then Supplier shall conduct appropriate testing in accordance with accepted industry standards. If no such industry accepted test or testing methodology is available, then Supplier will provide IdentifySensors with the testing methodology or evaluation specifications that Supplier uses to ensure that the Product will function reliably for the intended purpose and in accordance with Product specifications. In either of the foregoing events, Supplier shall ensure that IdentifySensors is adequately informed of the tests and/or testing methodology(ies) to be used by Supplier and Supplier shall be responsible to obtain IdentifySensors’ approval of all such tests and/or testing methods.

15.3	Testing Records. Written records documenting all testing and/or conformance inspection activities, including all test data and results, relating to the Product must be maintained by Supplier and made available for review by IdentifySensors promptly upon written request.

15.4	Nonconforming Product. In accordance with the QS Regulations, Supplier shall establish and maintain procedures to control Product that does not conform to or fulfill Product Requirements (a “Nonconformity’’ or “Nonconformance”). Such procedures shall address the identification, documentation, evaluation, segregation, and disposition of nonconforming Product.

15.4.1	Evaluation of Nonconformity. Supplier shall evaluate every Nonconformance and make a written determination, including the justification for the determination, whether an investigation is needed. Such documentation shall be made available for review by IdentifySensors promptly upon written request. Supplier shall notify IdentifySensors in writing of any Nonconformity that will be investigated, including any Nonconformity that may be identified after the Product’s distribution.

15.4.2	Investigation of Nonconformity. Supplier shall investigate any Nonconformity that could reasonably be expected to have an adverse effect on the ability to meet IdentifySensors’ specified requirements of the Product. Supplier shall quarantine any such nonconforming Product. Each investigation shall be documented, including the outcome of any data or tests respecting Product requirements. Investigation documentation shall be made available for review by IdentifySensors promptly upon written request.

15.4.3	Nonconformity Review and Disposition. Supplier shall establish and maintain procedures that define the responsibility for review and the authority for the disposition of nonconforming Product. The procedures shall set forth the review and disposition process. Disposition of nonconforming Product shall be documented. Documentation shall include the justification for use, if any, of nonconforming Product and the signature of the individual(s) authorizing such use; provided, however, that Supplier must obtain IdentifySensors’ prior written approval before use of any “Use As Is” disposition. Any such approval will be on a lot by lot basis.

15.4.4	Rework. Supplier shall establish and maintain procedures for rework, to include retesting and reevaluation of the nonconforming Product after rework, to ensure that the Product meets its then-current approved specifications. Rework and reevaluation activities, including a determination of any adverse effect from the rework upon the Product, shall be documented. Supplier shall ensure product DHR’s are updated upon rework with all relevant documentation as well as undergo review and release in accordance with Supplier document control procedures. Unless prior written approval is received from IdentifySensors, Supplier shall not perform or arrange for the performance of any rework activities, including repackaging or relabeling activities, related to any nonconforming Product.

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16	PRODUCT RELEASE AND DISTRIBUTION.

16.1	Product Release by Supplier. Supplier shall establish and maintain procedures for control and distribution of finished devices to ensure that only those devices approved for release are distributed

16.1.1	Supplier Review. Before releasing or shipping the Product, Supplier shall:

(a)	Review all Product Records concerning the production history of the Product, including, without limitation, confirming acceptance status records and that the Product has passed all applicable tests and inspections;

(b)	Ensure that correct control numbers are identified and documented prior to Product release; and

(c)	Conduct appropriate inspections to ensure that the Product is accurately identified and manufactured and/or distributed in accordance with Product Requirements. Supplier shall document all such pre-release review activities.

16.1.2	Delivery Documentation. Supplier shall provide the following information with each delivery:

(a)	Consignee (Ship To:) Name and Address;

(b)	Device Name and Part Number;

(c)	IdentifySensors PO Number;

(d)	Lot Number;

(e)	Quantity Shipped;

(f)	Date Shipped; and

(g)	Certificate of Analysis and/or Certificate of Conformance.

16.1.3	Certificate of Conformance. In accordance therewith, Supplier shall include with each shipment a Certificate of Conformance (“Certificate of Conformance”). All attributes that require certification will be indicated on the Specifications and/or communicated upon issuance of each purchase order. All certified attributes must include the tolerance/range as indicated on the print, if applicable, and the actual value as tested, inspected or observed. All Certificates of Conformance must also include the following:

(a)	Supplier Name;

(b)	IdentifySensors Part Name;

(c)	IdentifySensors Part# and Revision Level;

(d)	IdentifySensors Purchase Order Number;

(e)	Supplier Lot Number;

(f)	Quantity Shipped; and

(g)	Date Manufactured.

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16.1.4	Distribution. Supplier shall ensure that shipping carton(s) and/or containers used for distribution of the Product are constructed to protect the Product from alteration or damage during all processing, storage, handling and distribution activities. Prior to shipping any Product to IdentifySensors, or to such destination as may be designated by IdentifySensors, Supplier shall examine such carton(s) and/or container(s) to assure that they:

(a)	Are not damaged or misbranded;

(b)	Are in accordance with Product Requirements; and

(c)	Include a packing list, attached securely to the outside of the shipping carton(s) or container(s), that includes date, purchase order number, catalog number, drawing revision level, quantity shipped, lot number, material heat and/or lot number if applicable, part description, NCR number (if applicable), expiration dates for catalog number and associated lot number (if applicable), and expiration date for catalog number without a lot number (if applicable).

17	PRODUCT EVALUATION AND MARKET RELEASE.

17.1	Final Market Release. Unless otherwise agreed to by the Parties in writing, IdentifySensors will release the Product, or the finished device in which the Product is otherwise incorporated, to market. Supplier acknowledges and agrees that any data, documents, or information it provides concerning the Product may be used by IdentifySensors in any final market release by IdentifySensors.

18	COMPLAINT HANDLING.

18.1	Response. IdentifySensors is responsible for responding to the end-user complaints. Supplier will support IdentifySensors in the resolution of complaint investigation. Supplier will notify IdentifySensors if a complaint is received through the supplier so that IdentifySensors may process the complaint through its own Complaint Handling System.

18.2	Complaints. The term “Complaint” shall have such meaning as set forth in quality management system requirements of ISO 13485.

18.3	Complaint Handling System. Supplier shall have a established a system to receive, record, and investigate Product related complaints.

18.4	Complaint Files. Supplier shall have established a system to record and keep a register of product related complaints. Complaint registers and/or files shall contain all pertinent information related to the complaint including, but not limited to, documented reviews, investigations, and evaluations.

18.5	Notice. IdentifySensors will receive all complaints from end users. Supplier shall within two (2) business days submit to IdentifySensors a copy of any records or other documentation, which Supplier has received or created relating thereto. This section shall survive termination of this Quality Agreement.

18.6	Complaint Investigation. IdentifySensors is responsible for the initial assessment and, if appropriate, initial investigation of Complaints alleging an event that could be reportable to the FDA under FDA Regulated Product reporting regulations, and/or another Regulatory Agency as required. Notwithstanding the foregoing provision, Supplier will investigate Complaints if requested to do so by IdentifySensors. Supplier will provide an investigation report to IdentifySensors within the thirty (30) days-standard unless complaint investigation report is requested to be completed in ten (10) business days after IdentifySensors’ request for a Supplier investigation. Supplier’s investigation shall be completed and documented in accordance with cGMPs/QS Regulations.

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18.7	Device Reporting. IdentifySensors shall be responsible for reporting to each relevant Regulatory Agency all Complaints and adverse events relating to a Product that are required to be reported under the FDA Regulated Product quality management system requirements of ISO 13485, or other applicable agency reporting regulations.

19	FIELD REMEDIATION - CORRECTIONS AND REMOVALS.

19.1	Notice of Correction or Removal. IdentifySensors shall notify the Supplier within one (1) business day if the Product, including any production lot, is subject to any correction and/or removal, including, but not limited to, a recall, market withdrawal or stock recovery, regardless of whether such correction and/or removal is initiated, IdentifySensors and/or any third party, including a Regulatory Agency. This section shall survive termination of this Quality Agreement.

19.2	Cooperation. The Parties shall cooperate to affect the timely handling and disposition of any correction and/or removal involving the Product. Such cooperation may include, but is not limited to, Supplier investigating and coordinating any such correction involving the Product and/or Supplier providing IdentifySensors with an initial response or preliminary report. Notwithstanding the foregoing, the Parties agree that IdentifySensors shall have final decision-making authority with respect to corrections and/or removals that involve the Product, including, but not limited to, filing any reports with a Regulatory Agency.

19.3	Remediation Records. Each Party will maintain detailed written records of all sales and shipments of the Product to ensure both effective administration of any correction and/or removal involving the Product.

19.4	Remediation Reporting. Each Party shall be responsible for reporting remediation actions to all applicable governmental regulatory authorities and/or agencies.

20	QUALITY AND MANUFACTURING AUDIT.

20.1	Audit. The term “Audit” means a systematic, independent, and documented examination of Supplier’s: (a) Quality Management System to determine whether Supplier is in compliance with quality system procedures, that the procedures are implemented effectively, that adequate controls are in-place, that the procedures are suitable to achieving quality system objectives and Product Requirements, and that the Quality Management System is in accordance with applicable cGMPs/QS Regulations and ISO 13485 (and any amendments thereto); and (b) operations and facility(ies) for purposes of reviewing Supplier’s processes and/or practices, including Product Records, relating to the manufacture of the Product(s). Upon reasonable advance written notice to Supplier, IdentifySensors shall have the right, but not the obligation, to conduct one Audit in each calendar year or more frequently (for cause)in the event of systemic performance or quality- related issues, including without limitation, upon the occurrence of any of the following triggering events: (w) Supplier’s receipt of a warning letter, untitled letter, or any observations, (e.g., Form FDA-483) from any Regulatory Agency relating to the manufacture, packaging, testing or labeling of the Product; (x) IdentifySensors’ rejection of the Product, including any production lot, where IdentifySensors determined that such Product failed to meet Product Requirements or the QSR/cGMPs; (y) the development of any adverse trends about the Product; and/or (z) for verification of implementation and effectiveness of any corrective action plan.

20.2	Audit Procedure. Supplier shall provide IdentifySensors with access to Supplier’s facilities, Product Records, and/or operations to conduct the Audit during normal business hours and in a manner, as reasonably practicable under the circumstances, not to interfere with Supplier’s normal and ordinary operations. IdentifySensors’ representative(s) or agent(s) conducting an Audit will be qualified to conduct such audits, shall comply with Supplier’s safety and security rules, and will execute a commercially reasonable confidentiality agreement respecting the information obtained during the Audit. Each Party’s respective Quality Representative shall work together to coordinate and effectuate the Audit; provided, however, that Supplier shall not in any manner unreasonably delay, condition, or otherwise interfere with IdentifySensors’ right to conduct the Audit.

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20.3	Access to Supplier Records. IdentifySensors shall have the right to obtain copies of all Product Records during an Audit and Supplier also shall make the following available for IdentifySensors’ review and inspection: (a) all equipment and facilities used in, or in relation to, the manufacture of the Product; (b) records and supporting documents (e.g., manufacturing, analytical, and testing documentation, nonconformance reports) with respect to each production lot of the Product; (c) any written communications between Supplier and any Regulatory Agency concerning the Product; and/or (d) any field alert, recall, market withdrawal, correction, or stock recovery of any production lot of the Product.

20.4	Corrective and Preventive Action Plan.

20.4.1	Findings. In the event that an Audit finds or identifies any condition(s) that are not in compliance with this Quality Agreement, Product Requirements, or cGMPs/QS Regulations (hereinafter a “Finding”), then: (a) Supplier may be placed on a no future business or restricted procurement status with IdentifySensors; and (b) Supplier shall be responsible to provide IdentifySensors with a written corrective action plan within 30 days-standard after the receipt of the Audit report. The corrective action plan shall, at a minimum, set forth a narrative description detailing Supplier’s steps for addressing each Finding and implementing proposed containment, corrective and as applicable-preventive actions, and when such corrective and preventive actions would be implemented.

20.4.2	Failure to Comply. In the event that Supplier fails to provide an acceptable corrective and preventive action plan to IdentifySensors within the requisite thirty (30) days-standard after the receipt of the Audit report, then Supplier shall remain on no future business or restricted procurement with IdentifySensors.

21	REGULATORY CONTROLS.

21.1	Regulatory Agency. The term “Regulatory Agency” means any local, state, regional, U.S. federal, or non-U.S., governmental or regulatory agency, Registrar, Notified Body or relevant competent authority including, without limitation, the FDA.

21.2	Supplier Registration. Supplier shall maintain, and keep readily available, all documentation and forms relating to any registrations and/or licenses with Regulatory Agencies.

21.3	Notice of Inspection Related to Product. Supplier will, within two (2) business days, notify IdentifySensors of Supplier’s receipt of notice of, or the occurrence of, any inspection of Supplier by a Regulatory Agency that involves or otherwise impacts the Product. Supplier will permit a representative from IdentifySensors to be present at any such inspection by a Regulatory Agency to the extent that such inspection relates to the Product or IdentifySensors.

21.4	Regulatory Communications.

21.4.1	Notice. Supplier will notify IdentifySensors within two (2) business days of Supplier’s receipt of any warning letter, untitled letter, or any observations from a Regulatory Agency (e.g., Form FDA-483) that identify or impact the Product and/or IdentifySensors.

21.4.2	Access to Records. Supplier will provide copies to IdentifySensors of all written communications between Supplier and any Regulatory Agency that specifically relate to the Product or the packaging, testing, processing, storage, or distribution of the Product. Such communications will be provided to IdentifySensors within two (2) business days of receipt or issuance by Supplier. If necessary to protect confidentiality, Supplier may redact or black-out information (e.g., names or other identifiers) that does not bear on the substantive content of the communication that relates to the Product or IdentifySensors.

21.5	Cooperation. To the extent that any inspection or action by a Regulatory Agency directly affects the Product and/or IdentifySensors and to the extent permitted by applicable law, Supplier agrees to cooperate and confer with IdentifySensors prior to Supplier submitting any response to a Regulatory Agency. To the extent permitted by applicable law Supplier further agrees to obtain IdentifySensors’ consent, which will not be unreasonably withheld or delayed, before Supplier makes any commitment to a Regulatory Agency that would affect the Product and/or IdentifySensors.

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EXHIBIT D

Dedicated Equipment

•	Nordson Vantage Dispenser System
•	Check4 Cartridge Post Assembly Test Fixture
•	Reader Functional Test Fixture (FTF)
•	Check4 PCBA ICT Test Fixture
•	Vacuum Sealer with Nitrogen Purge
•	Hot Bar Tool
•	Heat Staking Tool
•	Label Printers

The Parties may add additional items to this list of Dedicated Equipment by mutual agreement from time to time.

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